As filed with the Securities and Exchange Commission on February 7, 2019

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM F-3
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

ELECTRAMECCANICA VEHICLES CORP.

(Exact name of registrant as specified in its charter)

British Columbia	N/A
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

102 East 1st Avenue
Vancouver, British Columbia, Canada, V5T 1A4
Telephone: (604) 428-7656
(Address and telephone number of principal executive offices)

Ortoli Rosenstadt LLP
366 Madison Avenue, 3rd Floor
New York, New York, U.S.A., 10017
Telephone: (212) 588-0022
(Name, address, and telephone number of agent of service)

Copies to:
William Rosenstadt, Esq.
Tim Dockery, Esq.
Ortoli Rosenstadt LLP
366 Madison Avenue
New York, New York, U.S.A., 10017
Telephone: (212) 588-0022

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Proposed maximum aggregate offering price	Amount of registration fee
Common shares underlying warrants (1)	$10,880,000	$1,319
	$10,880,000	$1,319

(1)	Represents shares of common stock issuable upon the exercise of warrants issued in the private placement with an exercise price per share of $2.56. Proposed maximum offering price per share is based on the exercise price of the warrant in accordance with Rule 457(g). Pursuant to Rule 416 under the Securities Act, there are also being registered such indeterminate number of additional securities as may be issued to prevent dilution resulting from share splits, share dividends or similar transactions.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine

The information in this prospectus is not complete and may be changed. These securities may not be resold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion—Dated February 7, 2019

PRELIMINARY PROSPECTUS

ELECTRAMECCANICA VEHICLES CORP.

4,250,000 Common Shares Underlying Warrants

This prospectus relates to the offer and sale, from time to time, of up to 4,250,000 shares of common stock of ElectraMeccanica Vehicles Corp. (the “Company”, “we”, “us’ and “our”) by those shareholders named in the section of this prospectus entitled “Selling Shareholders”. We entered into a Securities Purchase Agreement with the selling shareholders on November 7, 2018 by which the selling shareholders acquired 4,250,000 of our common shares pursuant to a registered direct offering and warrants to purchase 4,250,000 of our common shares pursuant to a private placement. This prospectus is for the resale of the 4,250,000 common shares that may be acquired upon the exercise of the warrants sold in that November private placement.

We are not selling any shares of common stock in this offering, and we will not receive any proceeds from the sale of the common shares by the selling shareholders. We will receive $10,880,000 of proceeds if all of the warrants issued in the November private placement are exercised.

Our common shares are traded on the Nasdaq Capital Market under the symbol “SOLO”. On January 30, 2019, the last reported sales price of our common shares on the Nasdaq Capital Market was US$1.35 per share and we had 32,364,343 common shares outstanding.

The selling shareholders may offer all or part of the common shares for resale from time to time through public or private transactions, at either prevailing market prices or at privately negotiated prices.

This prospectus provides a general description of the common shares being offered. You should read this prospectus and the registration statement of which it forms a part before you invest in our common shares.

Investing in our common shares involves risks. You should review carefully the risks and uncertainties described under the heading “Risk Factors” beginning on page 1.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is __________, 2019

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You should rely only on the information contained in this prospectus, any amendment or supplement to this prospectus or any free writing prospectus prepared by or on our behalf. We have not authorized any other person to provide you with different or additional information. We do not take responsibility for, nor can we assure the reliability of, any other information that others may provide. The information contained in this prospectus is accurate only as of the date of this prospectus or such other date stated in this prospectus, and our business, financial condition, results of operations and/or prospects may have changed since those dates.

Except as otherwise set forth in this prospectus, we have not taken any action to permit a public resale of these securities outside the United States or to permit the possession or distribution of this prospectus outside the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to the offering of these securities and the distribution of this prospectus outside the United States.

Unless the context otherwise requires, in this prospectus, the term(s) “we”, “us”, “our”, “Company”, “our company”, “Electrameccanica” and “our business” refer to Electrameccanica Vehicles Corp.

We completed a 2-for-1 reverse stock split on May 15, 2018. All share and per share information in this prospectus, excluding the audited financial statements and the notes thereto, has been adjusted to reflect this reverse stock split.

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PROSPECTUS SUMMARY

The following summary highlights, and should be read in conjunction with, the more detailed information contained elsewhere in this prospectus. You should read carefully the entire document, including our historical and pro forma financial statements and related notes incorporated by reference herein, to understand our business, the common shares and the other considerations that are important to your decision to invest in our company. You should pay special attention to the “Risk Factors” section beginning on page 1.

All references to “$” or “dollars” are expressed in Canadian dollars unless otherwise indicated.

Our Company

We are a development-stage electric vehicle, or “EV”, manufacturing company located in Vancouver, British Columbia, Canada. Our initial product line targets urban residents seeking to commute in an efficient, cost-effective and environmentally friendly manner.

Our first flagship EV is the SOLO, a single person car, of which we have built 43 pre-mass production vehicles as of January ,30, 2019. We have used some of these pre-mass production vehicles as prototypes and for certification purposes, have delivered some to customers and have used others as test drive models in our showrooms. We believe our schedule to mass produce EVs over the near term, combined with our almost 60-year history of automotive design, manufacturing and deliveries of motor vehicles to customers, significantly differentiates us from other early and development stage EV companies. To support our near-term production, we have entered into a manufacturing agreement with a wholly-owned subsidiary of Zongshen Industrial Group Co. Ltd. (“Zongshen”), an affiliate of Zongshen Power Machinery Co., Ltd., a large-scale scientific and technical enterprise, which designs, develops, manufactures and sells a diverse range of motorcycles and motorcycle engines in China, and we have recently received delivery of the first SOLOs under this arrangement. Zongshen has previously purchased common shares and warrants to purchase common shares from us and beneficially owns approximately 4.3% of our common shares.

We have two other EV candidates in an advanced stage of development, the Super SOLO, a sports car model of the SOLO, and the Tofino, an all-electric, two-seater roadster, and have identified other vehicles that we would like to add to our candidate list such as the Cargo, a fleet vehicle with ample storage space, and the Twinn, featuring two seats, suitable for urban families, young commuters and empty nesters.

We have devoted substantial resources to create an affordable EV which brings significant performance and value to our customers. To this end, we envision the SOLO carrying a manufacturer’s suggested retail price of $19,888 (approximately US$15,888) and being powered by a high performance electric rear drive motor which enables the SOLO to achieve:

•	a top speed of 85 mph and an attainable cruise speed of 68 mph resulting from its lightweight aerospace composite chassis;

•	acceleration from 0 mph to 60 mph in approximately eight seconds; and

•	a range of up to 100 miles generated from a lithium ion battery system that requires only three hours of charging time on a 220-volt charging station (six hours from a 110-volt outlet) that utilizes approximately 8.64 kW/h.

In addition, the SOLO contains a number of standard features found in higher price point vehicles including:

•	LCD digital instrument cluster;

•	power windows;

•	AM/FM stereo with Bluetooth/CD/USB;

•	remote keyless entry system;

•	rear view backup camera;

•	285 liters of cargo space; and

•	heater and defogger.

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We anticipate that air conditioning will be available for the SOLO at an additional cost.

We estimate that we need approximately $12.9 million to carry out our proposed business plan over the next 12 months. Since our operations are not yet profitable, our auditors have issued a going concern opinion in our audited financial statements.

We were incorporated on February 16, 2015 under the laws of British Columbia, Canada, and have a December 31st fiscal year end. As of January 30, 2019, we had 32,364,343 common shares outstanding.

Our principal executive offices are located at 102 East 1st Avenue, Vancouver, British Columbia, Canada, V5T 1A4. Our telephone number is (604) 428-7656. Our website address is www.electrameccanica.com. Information on our website does not constitute part of this prospectus. Our registered and records office is located at Suite 1500, 1055 West Georgia Street, P.O. Box 11117, Vancouver, British Columbia, Canada, V6E 4N7.

Our executive officers and directors beneficially owned approximately 43% of our common shares as of January 30, 2019 and would beneficially own 38% if the warrants representing all of the common shares being offered pursuant to this prospectus were exercised, which percentages include shares that our executive officers and directors have the right to acquire within the next 60 days pursuant to warrants and stock options which have vested.

Industry Overview

Investment in clean technology has been trending upwards for several years as nations, governments and societies overall become more aware of the damaging effects that pollution and greenhouse gas emissions have on the environment. EVs are a growing segment of this clean technology movement. An EV is any vehicle that does not solely operate on gas or diesel. Within this alternative vehicle group, there are sub-categories of alternative vehicles that utilize different innovative technologies, including battery electric vehicles (“BEV”) and plug-in hybrid electric vehicles (“PHEV”). Our products are BEVs.

Global EV Market

EVs have existed for over 100 years but have only recently gained widespread adoption and public interest due to open discussions of greenhouse gas emission levels, government and international policies on climate change and pollution, increased literature on EVs, fluctuating fuel costs and improved battery management systems and EV range. In addition. the market for EVs has experienced significant growth in recent years due to consumer demand for vehicles that achieve greater fuel efficiency and lower environmental emissions without sacrificing performance.

The global stock of EVs has increased significantly over the past few years. According to the International Energy Agency (the “IEA”), the global stock of electric cars first crossed the one million vehicle threshold in 2015 and then crossed the two million vehicle threshold in 2016.

We anticipate that the trend of increasing EV sales will continue in the near future. The IEA believes that there is a good possibility that the global electric car stock will range between 9 million and 20 million by 2020 and between 40 million and 70 million by 2025.

North American EV Market

We anticipate that our primary target market shall initially be North America, with a focus on the West Coast where we have showrooms in Vancouver and Los Angeles. We are looking to open additional showrooms in San Francisco and Seattle in 2019. Sales of EVs in North America have mirrored the global increase in sales of EVs. The sale of BEVs in the United States increased by 22% between 2015 and 2016 and by 19% in Canada during the same period.

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In 2016, sales of EVs in six U.S. states and the District of Columbia comprised 1% or more of total auto sales in those jurisdictions. At 3.66% for the year, California had nearly double the next highest EV purchase rate in any U.S. state.

According to data compiled by EVAdoption.com, California consumers purchased 12% of autos in the U.S., but bought more than 50% of all EVs in the United States. In essence, Californians are buying at four times the national rate while Oregon and Washington buy at a bit more than two times the national rate.

Competitive Advantages & Operational Strengths

The EV market is evolving and companies within it must be able to adapt without jeopardizing the timing, quality or quantity of their products. We believe that our extensive managerial and automotive experience, production capability and unique product offering give us the ability to successfully operate in the EV market in a way that our competitors cannot. In particular, we believe that our competitive advantages include:

•	extensive in-house development capabilities: Our recent acquisition of Intermeccanica International Inc. (“Intermeccanica”) enables us to leverage Intermeccanica’s extensive 60 years of experience in vehicle design, manufacture, sales and customer support. Intermeccanica’s former owner, Henry Reisner, is our President and Chief Operating Officer and one of our directors and, together with his family, is the second largest beneficial owner of our company. We have integrated Intermeccanica’s staff with the research and development team that we had prior to the acquisition to develop and enhance current and future model offerings;

•	in-house production capabilities: We have the ability to manufacture our own products on a non-commercial scale. As of January 30, 2019, we have produced 43 SOLOs at our facilities in Vancouver, British Columbia. We will continue to produce two to four SOLOs per month as needed and to develop prototypes of our other EVs;

•	commercial production of the SOLO anticipated to commence in the first quarter of 2019: We have an agreement with Zongshen whereby they have agreed to produce 5,000 SOLOs in the first 12 months after the start of production, 20,000 cars in the next 12 months and 50,000 cars in the 12 months after that;

•	unique product offering: Although the proposed retail price of the SOLO, $19,888 (US$15,888), is far below that of what we deem to be our principal competitors, we believe that the SOLO compares favorably against them; and

•	management expertise: We have selected our management with an eye towards providing us with the business and technical expertise needed to be successful. Our Chief Executive Officer, Jerry Kroll, and our President and Chief Operating Officer, Henry Reisner, used their love of automobiles to devise the concept for the SOLO. Mr. Kroll has an extensive background working in small businesses and start-ups. We have supplemented their expertise by adding officers and directors with corporate, accounting, legal and other strengths.

Strategy

Our near-term goal is to commence and expand sales of the SOLO while continuing to develop our other EVs. We intend to achieve this goal by:

•	beginning commercial production of the SOLO: We anticipate that Zongshen will begin producing the SOLO for customer deliveries in the first quarter of 2019 and that we will complete our first sale of a mass production vehicle shortly thereafter. Zongshen is contracted to make 75,000 SOLOs in the first three years of production;

•	increasing orders for our EVs: To date, we have received deposits for 919 EVs from individuals. As part of our “Match My Deposit” program, we offer customers who have placed deposits for other electric vehicles a credit of up to $1,000 towards the purchase of a SOLO, which is initially credited towards the buyers’ deposit. 214 of the 919 vehicle deposits that we have received through January 30, 2019 result from the “Match My Deposit” program. Additionally, we have entered into non-binding letters of interest for approximately 64,158 vehicles from corporate entities. There is no guaranty that a significant number of these orders, if any, will become binding and result in sales. We have achieved this order book through online “direct sales to customers and corporate sales” platform as well as a store and show room at our headquarters in Vancouver. We plan on expanding this model and will be opening similar stores in key urban areas. On October 9, 2018, we had a soft open of our first U.S. corporate store which is located in Los Angeles;

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•	having sales and services supported by local corporate dealerships: We will monitor all cars in real time via telematics which provides early warning of potential maintenance issues; and

•	expanding our product offering: In parallel with the production and sale of the SOLO, we aim to continue the development of our other proposed products, including the Tofino, a two seater sports car in the expected price range of $50,000 to $60,000 with an estimated production date in 2020, and the Cargo, a fleet vehicle with ample storage space with an estimated production date of 2021.

Implications of Being a Foreign Private Issuer

We are considered a foreign private issuer. In our capacity as a foreign private issuer, we are exempt from certain rules under the U.S. Securities Exchange Act of 1934, as amended, (the “Exchange Act”), that impose certain disclosure obligations and procedural requirements for proxy solicitations under Section 14 of the Exchange Act. In addition, our officers, directors and principal shareholders are exempt from the reporting and “short-swing” profit recovery provisions of Section 16 of the Exchange Act and the rules under the Exchange Act with respect to their purchases and sales of our securities. Moreover, we are not required to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. In addition, we are not required to comply with Regulation FD, which restricts the selective disclosure of material information.

We may take advantage of these exemptions until such time as we are no longer a foreign private issuer. We would cease to be a foreign private issuer at such time as more than 50% of our outstanding voting securities are held by U.S. residents and any of the following three circumstances applies: (1) the majority of our executive officers or directors are U.S. citizens or residents, (2) more than 50% of our assets are located in the United States; or (3) our business is administered principally in the United States.

We have taken advantage of certain reduced reporting and other requirements in this prospectus. Accordingly, the information contained herein may be different than the information you receive from other public companies in which you hold equity securities.

Implications of Being an Emerging Growth Company

We qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the “JOBS Act”. An emerging growth company may take advantage of specified reduced reporting and other burdens that are otherwise applicable generally to public companies. These provisions include:

•	the ability to include only two years of audited financial statements and only two years of related management’s discussion and analysis of financial condition and results of operations disclosure; and

•	an exemption from the auditor attestation requirement in the assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”).

We may take advantage of these provisions for up to five years or such earlier time that we are no longer an emerging growth company. We would cease to be an emerging growth company if we have more than US$1.07 billion in annual revenue, have more than US$700 million in market value of our common shares held by non-affiliates or issue more than US$1 billion of non-convertible debt over a three-year period.

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Offering Summary

Common Shares Offered by Selling Shareholders	Up to 4,250,000 common shares underlying the warrants purchased in the November private placement.

Shares Outstanding Prior to the Offering	32,364,343.

Shares Outstanding After the Offering	36,614,343, assuming the selling shareholders exercise the warrants purchased in the November private placement and no additional shares are issued prior to completion of the offering.

Offering Price	The price at which the shares being offered for resale pursuant to this prospectus is outside of our control and will be decided between the selling shareholders and those persons buying the common shares based on market determinations. As of January 30, 2019, the closing price for a common share on the Nasdaq Capital Market was US$1.35.

Use of Proceeds

We will not receive any proceeds from the sale of the common shares offered by the selling stockholders.

If all the warrants sold in the November private placement are exercised, we will receive proceeds of $10,880,000. We may not receive any such proceeds or only a portion thereof if the selling shareholders exercise none or a portion of such warrants. We currently intend to use any such proceeds for Tofino project and general working capital.

Market for Our Common Shares	Our common shares are currently listed on the Nasdaq Capital Market under the symbol “SOLO”. Until recently, there was only a limited public trading market for our common shares. As of January 30, 2019 the closing price for a common share on the Nasdaq Capital Market was US$1.35.

Dividend Policy	We currently intend to retain future earnings, if any, to fund the development and growth of our business. Therefore, we do not currently anticipate paying cash dividends on our common shares.

Risk Factors	See “Risk Factors” and the other information in this prospectus for a discussion of the factors you should consider before deciding to invest in our securities.

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RISK FACTORS

An investment in our securities carries a significant degree of risk. Before you decide to purchase our common shares, you should carefully consider the following risks, as well as the other information contained in this prospectus and the risks that are set out in the documents that are incorporated by reference in this prospectus. Please see the section of this prospectus entitled “Incorporation by Reference”. Any one of these risks and uncertainties has the potential to cause material adverse effects on our business, prospects, financial condition and operating results which could cause actual results to differ materially from any forward-looking statements expressed by us and a significant decrease in the value of our common shares. Refer to “Forward-Looking Statements”.

We may not be successful in preventing the material adverse effects that any of the following risks and uncertainties may cause. These potential risks and uncertainties may not be a complete list of the risks and uncertainties facing us. There may be additional risks and uncertainties that we are presently unaware of, or presently consider immaterial, that may become material in the future and have a material adverse effect on us. You could lose all or a significant portion of your investment due to any of these risks and uncertainties.

Risks Related to our Business and Industry

We have a limited operating history and have generated minimal revenues.

Our limited operating history makes evaluating our business and future prospects difficult. We were formed in February 2015, and we have not yet begun mass production or the commercial delivery of our first vehicle. To date, we have no revenues from the sale of electric vehicles as any amounts received from the sale of our pre-mass production electric vehicles were netted off against research and development costs as cost recovery and minimal revenue from the sale of custom cars. We intend to derive revenues from the sales of our SOLO vehicle, our Super SOLO vehicle, our Tofino vehicle and other intended electric vehicles. The Tofino is in development and we are just starting to deliver to our SOLO customers. We do not expect to deliver to Tofino customers until 2020. Our vehicles require significant investment prior to commercial introduction and may never be successfully developed or commercially successful.

We expect that we will experience an increase in losses prior to the launch of the SOLO, the Super SOLO or the Tofino.

For the fiscal year ended December 31, 2017, we generated a net and comprehensive loss of $11,366,372, bringing our accumulated deficit to $21,335,552, and for the nine-month period ended September 30, 2018, we generated a net and comprehensive loss of $7,910,509, bringing our accumulated deficit to $29,246,061. We anticipate generating a significant loss for the current fiscal year. The independent auditor’s report on our audited financial statements includes an explanatory paragraph relating to our ability to continue as a going concern.

We have minimal revenues, are currently in debt and expect significant increases in costs and expenses to forestall profits for the foreseeable future, even if we generate revenues in the near term. Even if we are able to successfully develop the SOLO, the Super SOLO or the Tofino, they might not become commercially successful. If we are to ever achieve profitability, we must have a successful commercial introduction and acceptance of our vehicles, which may not occur.

We expect the rate at which we will incur losses to increase significantly in future periods from current levels as we:

•	design, develop and manufacture our vehicles and their components;

•	develop and equip our manufacturing facility;

•	build up inventories of parts and components for the SOLO, the Super SOLO and the Tofino;

•	open Electrameccanica stores;

•	expand our design, development, maintenance and repair capabilities;

•	develop and increase our sales and marketing activities; and

•	develop and increase our general and administrative functions to support our growing operations.

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Because we will incur the costs and expenses from these efforts before we receive any revenues with respect thereto, our losses in future periods will be significantly greater than the losses we would incur if we developed the business more slowly. In addition, we may find that these efforts are more expensive than we currently anticipate or that these efforts may not result in profits or even revenues, which would further increase our losses.

We currently have negative operating cash flows, and if we are unable to generate positive operating cash flows in the future our viability as an operating business will be adversely affected.

We have made significant up-front investments in research and development, sales and marketing, and general and administrative expenses to rapidly develop and expand our business. We are currently incurring expenditures related to our operations that have generated a negative operating cash flow. Operating cash flow may decline in certain circumstances, many of which are beyond our control. We might not generate sufficient revenues in the near future. Because we continue to incur such significant future expenditures for research and development, sales and marketing and general and administrative expenses, we may continue to experience negative cash flow until we reach a sufficient level of sales with positive gross margins to cover operating expenses. An inability to generate positive cash flow until we reach a sufficient level of sales with positive gross margins to cover operating expenses or raise additional capital on reasonable terms will adversely affect our viability as an operating business.

To carry out our proposed business plan to develop, manufacture, sell and service electric vehicles, we will require a significant amount of capital.

To carry out our proposed business plan for the next 12 months, we estimate that we will need approximately $12.9 million. If cash on hand, revenue from the sale of our cars, if any, and cash received upon the exercise of outstanding warrants, if any are exercised, are not sufficient to cover our cash requirements, we will need to raise additional funds through the sale of our equity securities, in either private placements or additional registered offerings, and shareholder loans. If we are unsuccessful in raising enough funds through such capital-raising efforts, we may review other financing possibilities such as bank loans. Financing might not be available to us or, if available, only on terms that are not acceptable to us.

Our ability to obtain the necessary financing to carry out our business plan is subject to a number of factors, including general market conditions and investor acceptance of our business plan. These factors may make the timing, amount, terms and conditions of such financing unattractive or unavailable to us. If we are unable to raise sufficient funds, we will have to significantly reduce our spending, delay or cancel our planned activities or substantially change our current corporate structure. We might not be able to obtain any funding, and we might not have sufficient resources to conduct our business as projected, both of which could mean that we would be forced to curtail or discontinue our operations.

Terms of subsequent financings may adversely impact your investment.

We may have to engage in common equity, debt or preferred stock financing in the future. Your rights and the value of your investment in our securities could be reduced. Interest on debt securities could increase costs and negatively impacts operating results. Preferred stock could be issued in series from time to time with such designation, rights, preferences, and limitations as needed to raise capital. The terms of preferred stock could be more advantageous to those investors than to the holders of common shares. In addition, if we need to raise more equity capital from the sale of common shares, institutional or other investors may negotiate terms at least as, and possibly more, favorable than the terms of your investment. Common shares which we sell could be sold into any market which develops, which could adversely affect the market price.

Our future growth depends upon consumers’ willingness to adopt three-wheeled single passenger electric vehicles.

Our growth highly depends upon the adoption by consumers of, and we are subject to an elevated risk of any reduced demand for, alternative fuel vehicles in general and electric vehicles in particular. If the market for three-wheeled single passenger electric vehicles does not develop as we expect, or develops more slowly than we expect, our business, prospects, financial condition and operating results will be negatively impacted. The market for alternative fuel vehicles is relatively new, rapidly evolving, characterized by rapidly changing technologies, price competition, additional competitors, evolving government regulation and industry standards, frequent new vehicle announcements and changing consumer demands and behaviors. Factors that may influence the adoption of alternative fuel vehicles, and specifically electric vehicles, include:

•	perceptions about electric vehicle quality, safety (in particular with respect to lithium-ion battery packs), design, performance and cost, especially if adverse events or accidents occur that are linked to the quality or safety of electric vehicles;

•	perceptions about vehicle safety in general and, in particular, safety issues that may be attributed to the use of advanced technology, including vehicle electronics and braking systems;

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•	the limited range over which electric vehicles may be driven on a single battery charge;

•	the decline of an electric vehicle’s range resulting from deterioration over time in the battery’s ability to hold a charge;

•	concerns about electric grid capacity and reliability, which could derail our efforts to promote electric vehicles as a practical solution to vehicles which require gasoline;

•	the availability of alternative fuel vehicles, including plug-in hybrid electric vehicles;

•	improvements in the fuel economy of the internal combustion engine;

•	the availability of service for electric vehicles;

•	the environmental consciousness of consumers;

•	volatility in the cost of oil and gasoline;

•	government regulations and economic incentives promoting fuel efficiency and alternate forms of energy;

•	access to charging stations, standardization of electric vehicle charging systems and consumers’ perceptions about convenience and cost to charge an electric vehicle;

•	the availability of tax and other governmental incentives to purchase and operate electric vehicles or future regulation requiring increased use of nonpolluting vehicles; and

•	perceptions about and the actual cost of alternative fuel.

The influence of any of the factors described above may cause current or potential customers not to purchase our electric vehicles, which would materially adversely affect our business, operating results, financial condition and prospects.

The range of our electric vehicles on a single charge declines over time which may negatively influence potential customers’ decisions whether to purchase our vehicles.

The range of our electric vehicles on a single charge declines principally as a function of usage, time and charging patterns. For example, a customer’s use of their vehicle as well as the frequency with which they charge the battery of their vehicle can result in additional deterioration of the battery’s ability to hold a charge. We currently expect that our battery pack will retain approximately 85% of its ability to hold its initial charge after approximately 3,000 charge cycles and 8 years, which will result in a decrease to the vehicle’s initial range. Such battery deterioration and the related decrease in range may negatively influence potential customer decisions whether to purchase our vehicles, which may harm our ability to market and sell our vehicles.

Developments in alternative technologies or improvements in the internal combustion engine may materially adversely affect the demand for our electric vehicles.

Significant developments in alternative technologies, such as advanced diesel, ethanol, fuel cells or compressed natural gas, or improvements in the fuel economy of the internal combustion engine, may materially and adversely affect our business and prospects in ways we do not currently anticipate. For example, fuel which is abundant and relatively inexpensive in North America, such as compressed natural gas, may emerge as consumers’ preferred alternative to petroleum-based propulsion. Any failure by us to develop new or enhanced technologies or processes, or to react to changes in existing technologies, could materially delay our development and introduction of new and enhanced electric vehicles, which could result in the loss of competitiveness of our vehicles, decreased revenue and a loss of market share to competitors.

If we are unable to keep up with advances in electric vehicle technology, we may suffer a decline in our competitive position.

We may be unable to keep up with changes in electric vehicle technology and, as a result, may suffer a decline in our competitive position. Any failure to keep up with advances in electric vehicle technology would result in a decline in our competitive position which would materially and adversely affect our business, prospects, operating results and financial condition. Our research and development efforts may not be sufficient to adapt to changes in electric vehicle technology. As technologies change, we plan to upgrade or adapt our vehicles and introduce new models to continue to provide vehicles with the latest technology, in particular battery cell technology. However, our vehicles may not compete effectively with alternative vehicles if we are not able to source and integrate the latest technology into our vehicles. For example, we do not manufacture battery cells which makes us depend upon other suppliers of battery cell technology for our battery packs.

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If we are unable to design, develop, market and sell new electric vehicles and services that address additional market opportunities, our business, prospects and operating results will suffer.

We may not be able to successfully develop new electric vehicles and services, address new market segments or develop a significantly broader customer base. To date, we have focused our business on the sale of the SOLO, a three-wheeled single passenger electric vehicle and have targeted mainly urban residents of modest means. We will need to address additional markets and expand our customer demographic to further grow our business. Our failure to address additional market opportunities would harm our business, financial condition, operating results and prospects.

Demand in the vehicle industry is highly volatile.

Volatility of demand in the vehicle industry may materially and adversely affect our business, prospects, operating results and financial condition. The markets in which we will be competing have been subject to considerable volatility in demand in recent periods. Demand for automobile sales depends to a large extent on general, economic, political and social conditions in a given market and the introduction of new vehicles and technologies. As a new start-up manufacturer, we will have fewer financial resources than more established vehicle manufacturers to withstand changes in the market and disruptions in demand.

We depend on a third-party for our near-term manufacturing needs.

In October 2017, we entered into a manufacturing agreement with Zongshen, a company located in the People’s Republic of China, to produce 75,000 SOLO vehicles in the three full years from the commencement of production. The delivery of SOLO vehicles to our future customers and the revenue derived therefrom depends on Zongshen’s ability to fulfill its obligations under that manufacturing agreement. Zongshen’s ability to fulfill its obligations is outside of our control and depends on a variety of factors including Zongshen’s operations, Zongshen’s financial condition and geopolitical and economic risks that could affect China. If Zongshen is unable to fulfill its obligations or is only able to partially fulfill its obligations, we will not be able to sell our SOLO vehicle in the volumes anticipated on the timetable that we anticipate, if at all.

We do not currently have arrangements in place that will allow us to fully execute our business plan.

To sell our vehicles as envisioned, we will need to enter into agreements and arrangements that are not currently in place. These include entering into agreements with dealerships, arranging for the transportation of SOLOs delivered pursuant to our manufacturing agreement with Zongshen, obtaining battery and other essential supplies in the quantities that we require, entering into manufacturing agreements for the Super SOLO and the Tofino and acquiring additional manufacturing capability. If we are unable to enter into such agreements or are only able to do so on terms that are unfavorable to us, we may not be able to fully carry out our business plans.

We depend on certain key personnel, and our success will depend on our continued ability to retain and attract such qualified personnel.

Our success depends on the efforts, abilities and continued service of Jerry Kroll, our Chief Executive Officer, Henry Reisner, our President and Chief Operating Officer, Bal Bhullar, our Chief Financial Officer, Isaac Moss, our Chief Administrative Officer, and Ed Theobald, our General Manager. A number of these key employees and consultants have significant experience in the automobile manufacturing industry. A loss of service from any one of these individuals may adversely affect our operations, and we may have difficulty or may not be able to locate and hire a suitable replacement. We have not obtained any “key person” insurance on certain key personnel.

Since we have little experience in mass-producing electric vehicles, any delays or difficulties in transitioning from producing custom vehicles to mass-producing vehicles may have a material adverse effect on our business, prospects and operating results.

Our management team has experience in producing custom designed vehicles and is now switching focus to mass producing electric vehicles in a rapidly evolving and competitive market. If we are unable to implement our business plans in the timeframe estimated by management and successfully transition into a mass-producing electric vehicle manufacturing business, then our business, prospects, operating results and financial condition will be negatively impacted and our ability to grow our business will be harmed.

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We are subject to numerous environmental and health and safety laws and any breach of such laws may have a material adverse effect on our business and operating results.

We are subject to numerous environmental and health and safety laws, including statutes, regulations, bylaws and other legal requirements. These laws relate to the generation, use, handling, storage, transportation and disposal of regulated substances, including hazardous substances (such as batteries), dangerous goods and waste, emissions or discharges into soil, water and air, including noise and odors (which could result in remediation obligations), and occupational health and safety matters, including indoor air quality. These legal requirements vary by location and can arise under federal, provincial, state or municipal laws. Any breach of such laws and/or requirements would have a material adverse effect on our company and its operating results.

Our vehicles are subject to motor vehicle standards and the failure to satisfy such mandated safety standards would have a material adverse effect on our business and operating results.

All vehicles sold must comply with federal, state and provincial motor vehicle safety standards. In both Canada and the United States vehicles that meet or exceed all federally mandated safety standards are certified under the federal regulations. In this regard, Canadian and U.S. motor vehicle safety standards are substantially the same. Rigorous testing and the use of approved materials and equipment are among the requirements for achieving federal certification. Failure by us to have the SOLO, the Super SOLO, the Tofino or any future model electric vehicle satisfy motor vehicle standards would have a material adverse effect on our business and operating results.

If we are unable to reduce and adequately control the costs associated with operating our business, including our costs of manufacturing, sales and materials, our business, financial condition, operating results and prospects will suffer.

If we are unable to reduce and/or maintain a sufficiently low level of costs for designing, manufacturing, marketing, selling and distributing and servicing our electric vehicles relative to their selling prices, our operating results, gross margins, business and prospects could be materially and adversely impacted.

If our vehicles fail to perform as expected, our ability to develop, market and sell our electric vehicles could be harmed.

Our vehicles may contain defects in design and manufacture that may cause them not to perform as expected or that may require repair. For example, our vehicles use a substantial amount of software code to operate. Software products are inherently complex and often contain defects and errors when first introduced. While we have performed extensive internal testing, we currently have a very limited frame of reference by which to evaluate the performance of our SOLO in the hands of our customers and currently have no frame of reference by which to evaluate the performance of our vehicles after several years of customer driving. A similar evaluation of the Super SOLO and the Tofino is further behind.

We have very limited experience servicing our vehicles. If we are unable to address the service requirements of our future customers our business will be materially and adversely affected.

If we are unable to successfully address the service requirements of our future customers our business and prospects will be materially and adversely affected. In addition, we anticipate the level and quality of the service we will provide our customers will have a direct impact on the success of our future vehicles. If we are unable to satisfactorily service our customers, our ability to generate customer loyalty, grow our business and sell additional vehicles could be impaired.

We have very limited experience servicing our vehicles. We plan for mass production to begin for SOLO vehicles for deliveries in the first quarter of 2019 and for the Tofino in 2020. The total number of SOLOs that we have produced as of January 30, 2019 is 43. Throughout its history, Intermeccanica has produced approximately 2,500 cars, which includes, providing after sales support and servicing. We do not have any experience servicing the SOLO or the Tofino as a limited number of SOLOS have been produced and the Tofino has not yet been produced. Servicing electric vehicles is different than servicing vehicles with internal combustion engines and requires specialized skills, including high voltage training and servicing techniques.

We may not succeed in establishing, maintaining and strengthening the Electrameccanica brand, which would materially and adversely affect customer acceptance of our vehicles and components and our business, revenues and prospects.

Our business and prospects heavily depend on our ability to develop, maintain and strengthen the Electrameccanica brand. Any failure to develop, maintain and strengthen our brand may materially and adversely affect our ability to sell our planned electric vehicles. If we are not able to establish, maintain and strengthen our brand, we may lose the opportunity to build a critical mass of customers. Promoting and positioning our brand will likely depend significantly on our ability to provide high quality electric cars and maintenance and repair services, and we have very limited experience in these areas. In addition, we expect that our ability to develop, maintain and strengthen the Electrameccanica brand will also depend heavily on the success of our marketing efforts. To date, we have limited experience with marketing activities as we have relied primarily on the internet, word of mouth and attendance at industry trade shows to promote our brand. To further promote our brand, we may be required to change our marketing practices, which could result in substantially increased advertising expenses, including the need to use traditional media such as television, radio and print. The automobile industry is intensely competitive, and we may not be successful in building, maintaining and strengthening our brand. Many of our current and potential competitors, particularly automobile manufacturers headquartered in Detroit, Japan and the European Union, have greater name recognition, broader customer relationships and substantially greater marketing resources than we do. If we do not develop and maintain a strong brand, our business, prospects, financial condition and operating results will be materially and adversely impacted.

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Increases in costs, disruption of supply or shortage of raw materials, in particular lithium-ion cells, could harm our business.

We may experience increases in the cost or a sustained interruption in the supply or shortage of raw materials. Any such increase or supply interruption could materially negatively impact our business, prospects, financial condition and operating results. We use various raw materials in our business including aluminum, steel, carbon fiber, non-ferrous metals such as copper and cobalt. The prices for these raw materials fluctuate depending on market conditions and global demand for these materials and could adversely affect our business and operating results. For instance, we are exposed to multiple risks relating to price fluctuations for lithium-ion cells. These risks include:

•	the inability or unwillingness of current battery manufacturers to build or operate battery cell manufacturing plants to supply the numbers of lithium-ion cells required to support the growth of the electric or plug-in hybrid vehicle industry as demand for such cells increases;

•	disruption in the supply of cells due to quality issues or recalls by the battery cell manufacturers; and

•	an increase in the cost of raw materials, such as cobalt, used in lithium-ion cells.

Our business depends on the continued supply of battery cells for our vehicles. We do not currently have any agreements for the supply of batteries and depend upon the open market for their procurement. Any disruption in the supply of battery cells from our supplier could temporarily disrupt the planned production of our vehicles until such time as a different supplier is fully qualified. Moreover, battery cell manufacturers may choose to refuse to supply electric vehicle manufacturers to the extent they determine that the vehicles are not sufficiently safe. Furthermore, current fluctuations or shortages in petroleum and other economic conditions may cause us to experience significant increases in freight charges and raw material costs. Substantial increases in the prices for our raw materials would increase our operating costs, and could reduce our margins if we cannot recoup the increased costs through increased electric vehicle prices. We might not be able to recoup increasing costs of raw materials by increasing vehicle prices. We have also already announced an estimated price for the base model of our planned SOLO, Super SOLO and Tofino. However, any attempts to increase the announced or expected prices in response to increased raw material costs could be viewed negatively by our potential customers, result in cancellations of SOLO, Super SOLO and Tofino reservations and could materially adversely affect our brand, image, business, prospects and operating results.

The unavailability, reduction or elimination of government and economic incentives could have a material adverse effect on our business, financial condition, operating results and prospects.

Any reduction, elimination or discriminatory application of government subsidies and economic incentives because of policy changes, the reduced need for such subsidies and incentives due to the perceived success of the electric vehicle, fiscal tightening or other reasons may result in the diminished competitiveness of the alternative fuel vehicle industry generally or our electric vehicles in particular. This could materially and adversely affect the growth of the alternative fuel automobile markets and our business, prospects, financial condition and operating results.

If we fail to manage future growth effectively, we may not be able to market and sell our vehicles successfully.

Any failure to manage our growth effectively could materially and adversely affect our business, prospects, operating results and financial condition. We plan to expand our operations in the near future in connection with the planned production of our vehicles. Our future operating results depend to a large extent on our ability to manage this expansion and growth successfully. Risks that we face in undertaking this expansion include:

•	training new personnel;

•	forecasting production and revenue;

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•	controlling expenses and investments in anticipation of expanded operations;

•	establishing or expanding design, manufacturing, sales and service facilities;

•	implementing and enhancing administrative infrastructure, systems and processes;

•	addressing new markets; and

•	establishing international operations.

We intend to continue to hire a number of additional personnel, including design and manufacturing personnel and service technicians, for our electric vehicles. Competition for individuals with experience designing, manufacturing and servicing electric vehicles is intense, and we may not be able to attract, assimilate, train or retain additional highly qualified personnel in the future. The failure to attract, integrate, train, motivate and retain these additional employees could seriously harm our business and prospects.

Our business may be adversely affected by labor and union activities.

Although none of our employees are currently represented by a labor union, it is common throughout the automobile industry generally for many employees at automobile companies to belong to a union, which can result in higher employee costs and increased risk of work stoppages. We have a manufacturing agreement with Zongshen to produce 75,000 SOLO vehicles in the three full years from the commencement of production. Zongshen’s workforce is not currently unionized, though they may become so in the future or industrial stoppages could occur in the absence of a union. We also directly and indirectly depend upon other companies with unionized work forces, such as parts suppliers and trucking and freight companies, and work stoppages or strikes organized by such unions could have a material adverse impact on our business, financial condition or operating results. If a work stoppage occurs within our business, that of Zongshen or that of our key suppliers, it could delay the manufacture and sale of our electric vehicles and have a material adverse effect on our business, prospects, operating results or financial condition. Additionally, if we expand our business to include full in-house manufacturing of our vehicles, our employees might join or form a labor union and we may be required to become a union signatory.

We may become subject to product liability claims, which could harm our financial condition and liquidity if we are not able to successfully defend or insure against such claims.

We may become subject to product liability claims, which could harm our business, prospects, operating results and financial condition. The automobile industry experiences significant product liability claims and we face inherent risk of exposure to claims in the event our vehicles do not perform as expected or malfunction resulting in personal injury or death. Our risks in this area are particularly pronounced given we have limited field experience of our vehicles. A successful product liability claim against us could require us to pay a substantial monetary award. Moreover, a product liability claim could generate substantial negative publicity about our vehicles and business and inhibit or prevent commercialization of other future vehicle candidates which would have material adverse effect on our brand, business, prospects and operating results. We plan to maintain product liability insurance for all our vehicles with annual limits of approximately $5 million on a claims-made basis, but any such insurance might not be sufficient to cover all potential product liability claims. Any lawsuit seeking significant monetary damages either in excess of our coverage, or outside of our coverage, may have a material adverse effect on our reputation, business and financial condition. We may not be able to secure additional product liability insurance coverage on commercially acceptable terms or at reasonable costs when needed, particularly if we do face liability for our products and are forced to make a claim under our policy.

Our patent applications may not result in issued patents, which may have a material adverse effect on our ability to prevent others from interfering with our commercialization of our products.

The registration and enforcement of patents involves complex legal and factual questions and the breadth and effectiveness of patented claims is uncertain. We cannot be certain that we are the first to file patent applications on these inventions, nor can we be certain that our pending patent applications will result in issued patents or that any of our issued patents will afford sufficient protection against someone creating competing products, or as a defensive portfolio against a competitor who claims that we are infringing its patents. In addition, patent applications filed in foreign countries are subject to laws, rules and procedures that differ from those of the United States, and thus we cannot be certain that foreign patent applications, if any, will result in issued patents in those foreign jurisdictions or that such patents can be effectively enforced, even if they relate to patents issued in the U.S.

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We may need to defend ourselves against patent or trademark infringement claims, which may be time-consuming and would cause us to incur substantial costs.

Companies, organizations or individuals, including our competitors, may hold or obtain patents, trademarks or other proprietary rights that would prevent, limit or interfere with our ability to make, use, develop, sell or market our vehicles or components, which could make it more difficult for us to operate our business. From time to time, we may receive communications from third parties that allege our products are covered by their patents or trademarks or other intellectual property rights. Companies holding patents or other intellectual property rights may bring suits alleging infringement of such rights or otherwise assert their rights. If we are determined to have infringed upon a third party’s intellectual property rights, we may be required to do things that include one or more of the following:

•	cease making, using, selling or offering to sell processes, goods or services that incorporate or use the third-party intellectual property;

•	pay substantial damages;

•	seek a license from the holder of the infringed intellectual property right, which license may not be available on reasonable terms or at all;

•	redesign our vehicles or other goods or services to avoid infringing the third-party intellectual property; or

•	establish and maintain alternative branding for our products and services.

In the event of a successful claim of infringement against us and our failure or inability to obtain a license to the infringed technology or other intellectual property right, our business, prospects, operating results and financial condition could be materially adversely affected. In addition, any litigation or claims, whether or not valid, could result in substantial costs, negative publicity and diversion of resources and management attention.

You may face difficulties in protecting your interests, and your ability to protect your rights through the U.S. federal courts may be limited because we are incorporated under the laws of the Province of British Columbia, a substantial portion of our assets are in Canada and all of our executive officers and most of our directors reside outside the United States

We are organized pursuant to the laws of the Province of British Columbia under the Business Corporations Act (British Columbia) (the “Business Corporation Act”) and our executive offices are located outside of the United States in Vancouver, British Columbia. All of our officers, our auditor and all but two of our directors reside outside the United States. In addition, a substantial portion of their assets and our assets are located outside of the United States. As a result, you may have difficulty serving legal process within the United States upon us or any of these persons. You may also have difficulty enforcing, both in and outside of the United States, judgments you may obtain in U.S. courts against us or these persons in any action, including actions based upon the civil liability provisions of U.S. Federal or state securities laws. Furthermore, there is substantial doubt as to the enforceability in Canada against us or against any of our directors, officers and the expert named in this prospectus who are not residents of the United States, in original actions or in actions for enforcement of judgments of U.S. courts, of liabilities based solely upon the civil liability provisions of the U.S. federal securities laws. In addition, shareholders in British Columbia companies may not have standing to initiate a shareholder derivative action in U.S. federal courts.

As a result, our public shareholders may have more difficulty in protecting their interests through actions against us, our management, our directors or our major shareholders than would shareholders of a corporation incorporated in a jurisdiction in the United States.

Global economic conditions could materially adversely impact demand for our products and services.

Our operations and performance depend significantly on economic conditions. Uncertainty about global economic conditions could result in customers postponing purchases of our products and services in response to tighter credit, unemployment, negative financial news and/or declines in income or asset values and other macroeconomic factors, which could have a material negative effect on demand for our products and services and, accordingly, on our business, results of operations or financial condition.

We are vulnerable to a growing trade dispute between the United States and China

A growing trade dispute between the United States and China could increase the proposed sales price of our products or decrease our profits, if any. Recently, the current U.S. administration has imposed tariffs on $34 billion of Chinese exports, including a 25% duty on cars built in China and shipped to the United States. Following the imposition of these tariffs, China has imposed additional tariffs on U.S. goods manufactured in the United States and exported to China. Subsequently, the U.S. administration indicated that it may impose tariffs on up to US$500 billion of goods manufactured in China and imported into the United States. These tariffs may escalate a nascent trade war between China and the United States. This trade conflict could affect our business because we intend to mass produce the SOLO in China and our intended principal market is the West Coast of North America. If a trade war were to escalate or if tariffs were imposed on any of our products, we could be forced to increase the proposed sales price of such products or reduce the margins, if any, on such products.

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Risks Related to Our Common Shares and this Offering

Our executive officers and directors will beneficially own 38% of our common shares immediately after the offering.

Our executive officers and directors would beneficially own, in the aggregate, 38% of our common shares immediately after the offering, which includes shares that our executive officers and directors have the right to acquire pursuant to warrants and stock options which have vested and which assumes the exercise of all of the warrants represented by the shares offered by this prospectus. As a result, they will be able to exercise a significant level of control over all matters requiring shareholder approval, including the election of directors, amendments to our Articles and approval of significant corporate transactions. This control could have the effect of delaying or preventing a change of control of our company or changes in management and will make the approval of certain transactions difficult or impossible without the support of these shareholders.

The continued sale of our equity securities will dilute the ownership percentage of our existing shareholders and may decrease the market price for our common shares.

Our Notice of Articles authorize the issuance of an unlimited number of common shares and the issuance of preferred shares. The Board of Directors has the authority to issue additional shares of our capital stock to provide additional financing in the future and designate the rights of the preferred shares, which may include voting, dividend, distribution or other rights that are preferential to those held by the common shareholders. The issuance of any such common or preferred shares may result in a reduction of the book value or market price, if one exists at the time, of the outstanding common shares. Given our lack of revenues, we will likely have to issue additional equity securities to obtain working capital we require for the next 12 months. Our efforts to fund our intended business plans will therefore result in dilution to our existing shareholders. If we do issue any such additional common shares, such issuance also will cause a reduction in the proportionate ownership and voting power of all other shareholders. As a result of such dilution, if you acquire common shares, your proportionate ownership interest and voting power could be decreased. Further, any such issuances could result in a change of control or a reduction in the market price for our common shares.

Additionally, we had 3,567,952 vested options and 22,369,718 warrants outstanding as of January 30, 2019. The exercise price of some of these options and warrants is below our current market price, and you could purchase shares in this offering at a price in excess of the exercise price of outstanding warrants or options. If the holders of these options and warrants elect to exercise them, your ownership position will be diluted and the per share value of the shares in this offering could be diluted as well. As a result, the market value of our shares could significantly decrease as well.

Issuances of our preferred stock may adversely affect the rights of the holders of our common shares and reduce the value of our common shares.

Our Notice of Articles authorize the issuance of an unlimited number of shares of preferred stock. Our Board of Directors has the authority to create one or more series of preferred stock and, without shareholder approval, issue shares of preferred stock with rights superior to the rights of the holders of common shares. As a result, shares of preferred stock could be issued quickly and easily, adversely affecting the rights of holder of common shares and could be issued with terms calculated to delay or prevent a change in control or make removal of management more difficult. Although we currently have no plans to create any series of preferred stock and have no present plans to issue any shares of preferred stock, any creation and issuance of preferred stock in the future could adversely affect the rights of the holders of common shares and reduce the value of our common shares.

The market price of our common shares may be volatile and may fluctuate in a way that is disproportionate to our operating performance.

Our common shares began trading on the Nasdaq Capital Market in August 2018, and before that it had been trading on the OTCQB since September 2017. The historical volume of trading has been low, and the share price has fluctuated significantly. The share price for our common shares could decline due to the impact of any of the following factors:

•	sales or potential sales of substantial amounts of our common shares;

•	announcements about us or about our competitors;

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•	litigation and other developments relating to our patents or other proprietary rights or those of our competitors;

•	conditions in the automobile industry;

•	governmental regulation and legislation;

•	variations in our anticipated or actual operating results;

•	change in securities analysts’ estimates of our performance, or our failure to meet analysts’ expectations;

•	change in general economic trends; and

•	investor perception of our industry or our prospects.

Many of these factors are beyond our control. The stock markets in general, and the market for automobile companies in particular, have historically experienced extreme price and volume fluctuations. These fluctuations often have been unrelated or disproportionate to the operating performance of these companies. These broad market and industry factors could reduce the market price of our common shares regardless of our actual operating performance.

We do not intend to pay dividends and there will thus be fewer ways in which you are able to make a gain on your investment.

We have never paid any cash or stock dividends and we do not intend to pay any dividends for the foreseeable future. To the extent that we require additional funding currently not provided for in our financing plan, our funding sources may prohibit the payment of any dividends. Because we do not intend to declare dividends, any gain on your investment will need to result from an appreciation in the price of our common shares. There will therefore be fewer ways in which you are able to make a gain on your investment.

FINRA sales practice requirements may limit your ability to buy and sell our common shares, which could depress the price of our shares.

FINRA rules require broker-dealers to have reasonable grounds for believing that an investment is suitable for a customer before recommending that investment to the customer. Prior to recommending speculative low-priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status and investment objectives, among other things. Under interpretations of these rules, FINRA believes that there is a high probability such speculative low-priced securities will not be suitable for at least some customers. Thus, FINRA requirements may make it more difficult for broker-dealers to recommend that their customers buy our common shares, which may limit your ability to buy and sell our shares, have an adverse effect on the market for our shares and, thereby, depress their market prices.

You may face significant restrictions on the resale of your shares due to state “blue sky” laws.

Each state has its own securities laws, often called “blue sky” laws, which: (1) limit sales of securities to a state’s residents unless the securities are registered in that state or qualify for an exemption from registration; and (2) govern the reporting requirements for broker-dealers doing business directly or indirectly in the state. Before a security is sold in a state, there must be a registration in place to cover the transaction, or it must be exempt from registration. The applicable broker must also be registered in that state.

We do not know whether our securities will be registered or exempt from registration under the laws of any state. A determination regarding registration will be made by the broker-dealers, if any, who agree to serve as market makers for our common shares. There may be significant state blue sky law restrictions on the ability of investors to sell, and on purchasers to buy, our securities. You should therefore consider the resale market for our common shares to be limited, as you may be unable to resell your shares without the significant expense of state registration or qualification.

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Our common shares have been thinly traded, and you may be unable to sell at or near ask prices or at all if you need to sell your shares to raise money or otherwise desire to liquidate your shares.

From October 2017 until August 2018, our common shares were quoted on the OTCQB where they were “thinly-traded”, meaning that the number of persons interested in purchasing our common shares at or near bid prices at any given time was relatively small or non-existent. Since we listed on the Nasdaq Capital Market in August 2018, the volume of our shares traded has increased, but that volume could decrease until we are thinly-traded again. That could occur due to a number of factors, including that we are relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community that generate or influence sales volume, and that even if we came to the attention of such persons, they tend to be risk-averse and might be reluctant to follow an unproven company such as ours or purchase or recommend the purchase of our shares until such time as we became more seasoned. As a consequence, there may be periods of several days or more when trading activity in our shares is minimal or non-existent, as compared to a seasoned issuer which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price. Broad or active public trading market for our common shares may not develop or be sustained.

Volatility in our common shares or warrant price may subject us to securities litigation.

The market for our common shares may have, when compared to seasoned issuers, significant price volatility, and we expect that our share or warrant prices may continue to be more volatile than that of a seasoned issuer for the indefinite future. In the past, plaintiffs have often initiated securities class action litigation against a company following periods of volatility in the market price of its securities. We may, in the future, be the target of similar litigation. Securities litigation could result in substantial costs and liabilities and could divert management’s attention and resources.

We have broad discretion in the use of the net proceeds from the exercise of the warrants representing the shares and may not use them effectively.

We will not receive proceeds from this offering, but we would receive gross proceeds of $10,880,000 if all of the warrants representing the shares offered by this prospectus are exercised. Our management will have broad discretion in the application of the proceeds from the exercise of the warrants pursuant to which the shares in this offering will be issued. Because of the number and variability of factors that will determine our use of the proceeds from this offering, their ultimate use may vary substantially from their currently intended use. The failure by our management to apply these funds effectively could harm our business.

We are a foreign private issuer within the meaning of the rules under the Exchange Act, and as such we are exempt from certain provisions applicable to United States domestic public companies.

We are a foreign private issuer within the meaning of the rules under the Exchange Act. As such, we are exempt from certain provisions applicable to United States domestic public companies. For example:

•	we are not required to provide as many Exchange Act reports, or as frequently, as a domestic public company;

•	for interim reporting, we are permitted to comply solely with our home country requirements, which are less rigorous than the rules that apply to domestic public companies;

•	we are not required to provide the same level of disclosure on certain issues, such as executive compensation;

•	we are exempt from provisions of Regulation FD aimed at preventing issuers from making selective disclosures of material information;

•	we are not required to comply with the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act; and

•	we are not required to comply with Section 16 of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and establishing insider liability for profits realized from any “short-swing” trading transaction.

Our shareholders may not have access to certain information they may deem important and are accustomed to receive from U.S. reporting companies.

As an “emerging growth company” under applicable law, we will be subject to lessened disclosure requirements. Such reduced disclosure may make our common shares less attractive to investors.

For as long as we remain an “emerging growth company”, as defined in the JOBS Act, we will elect to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies”, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. Because of these lessened regulatory requirements, our shareholders would be left without information or rights available to shareholders of more mature companies. If some investors find our common shares less attractive as a result, there may be a less active trading market for such securities and their market prices may be more volatile.

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We incur significant costs as a result of being a public company, which costs will grow after we cease to qualify as an “emerging growth company.”

We incur significant legal, accounting and other expenses as a public company that we did not incur as a private company. The Sarbanes-Oxley Act, as well as rules subsequently implemented by the SEC and Nasdaq Capital Market, impose various requirements on the corporate governance practices of public companies. We are an “emerging growth company,” as defined in the JOBS Act and will remain an emerging growth company until the earlier of : (1) the last day of the fiscal year (a) following May 23, 2022, (b) in which we have total annual gross revenue of at least US$1.07 billion or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common shares that is held by non-affiliates exceeds US$700 million as of the prior June 30th; and (2) the date on which we have issued more than US$1.0 billion in non-convertible debt during the prior three-year period. An emerging growth company may take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to public companies. These provisions include exemption from the auditor attestation requirement under Section 404 in the assessment of the emerging growth company’s internal control over financial reporting and permission to delay adopting new or revised accounting standards until such time as those standards apply to private companies.

Compliance with these rules and regulations increases our legal and financial compliance costs and makes some corporate activities more time-consuming and costlier. After we are no longer an emerging growth company, we expect to incur significant expenses and devote substantial management effort toward ensuring compliance with the requirements of Section 404 and the other rules and regulations of the SEC. For example, as a public company, we have been required to increase the number of independent directors and adopt policies regarding internal controls and disclosure controls and procedures. We have incurred additional costs in obtaining director and officer liability insurance. In addition, we incur additional costs associated with our public company reporting requirements. It may also be more difficult for us to find qualified persons to serve on our board of directors or as executive officers. We are currently evaluating and monitoring developments with respect to these rules and regulations, and we cannot predict or estimate with any degree of certainty the amount of additional costs we may incur or the timing of such costs.

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains statements that constitute “forward-looking statements”. Any statements that are not statements of historical facts may be deemed to be forward-looking statements. These statements appear in a number of different places in this prospectus and, in some cases, can be identified by words such as “anticipates”, “estimates”, “projects”, “expects”, “contemplates”, “intends”, “believes”, “plans”, “may”, “will”, or their negatives or other comparable words, although not all forward-looking statements contain these identifying words. Forward-looking statements in this prospectus may include, but are not limited to, statements and/or information related to: strategy, future operations, the size and value of the order book and the number of orders, the number and timing of building pre-mass production vehicles, the projection of timing and delivery of SOLOs, Super SOLOs or Tofinos in the future, projected costs, expected production capacity, expectations regarding demand and acceptance of our products, estimated costs of machinery to equip a new production facility, and trends in the market in which we operate, plans and objectives of management.

Forward-looking statements are based on the reasonable assumptions, estimates, analysis and opinions made in light of our experience and our perception of trends, current conditions and expected developments, as well as other factors that we believe to be relevant and reasonable in the circumstances at the date that such statements are made, but which may prove to be incorrect. Management believes that the assumption and expectations reflected in such forward-looking statements are reasonable. Assumptions have been made regarding, among other things: our ability to build pre-mass production vehicles and to begin production deliveries within certain timelines; our expected production capacity; prices for machinery to equip a new production facility, labor costs and material costs, remaining consistent with our current expectations; production of SOLOs, Super SOLOs and Tofinos meeting expectations and being consistent with estimates; equipment operating as anticipated; there being no material variations in the current regulatory environment; and our ability to obtain financing as and when required and on reasonable terms. Readers are cautioned that the foregoing list is not exhaustive of all factors and assumptions which may have been used.

The forward-looking statements, including the statements contained in the sections entitled “Risk Factors” and “Business Overview” and elsewhere in this prospectus, are subject to known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from those expressed or implied by such forward-looking statements. Such risks, uncertainties and other factors include but are not limited to:

•	general economic and business conditions, including changes in interest rates;

•	prices of other electric vehicles, costs associated with manufacturing electric vehicles and other economic conditions;

•	natural phenomena;

•	actions by government authorities, including changes in government regulation;

•	uncertainties associated with legal proceedings;

•	changes in the electric vehicle market;

•	future decisions by management in response to changing conditions;

•	our ability to execute prospective business plans;

•	misjudgments in the course of preparing forward-looking statements;

•	our ability to raise sufficient funds to carry out our proposed business plan;

•	consumers’ willingness to adopt three-wheeled single passenger electric vehicles;

•	declines in the range of our electric vehicles on a single charge over time may negatively influence potential customers’ decisions to purchase such vehicles;

•	developments in alternative technologies or improvements in the internal combustion engine;

•	inability to keep up with advances in electric vehicle technology;

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•	inability to design, develop, market and sell new electric vehicles and services that address additional market opportunities;

•	dependency on certain key personnel and any inability to retain and attract qualified personnel;

•	inexperience in mass-producing electric vehicles;

•	inability to reduce and adequately control operating costs;

•	failure of our vehicles to perform as expected;

•	inexperience in servicing electric vehicles;

•	inability to succeed in establishing, maintaining and strengthening the Electrameccanica brand;

•	disruption of supply or shortage of raw materials;

•	the unavailability, reduction or elimination of government and economic incentives;

•	failure to manage future growth effectively; and

•	labor and employment risks.

Although management has attempted to identify important factors that could cause actual results to differ materially from those contained in forward-looking statements, there may be other factors that cause results not to be as anticipated, estimated or intended. Forward-looking statements might not prove to be accurate, as actual results and future events could differ materially from those anticipated in such forward-looking statements. Accordingly, readers should not place undue reliance on forward-looking statements. We wish to advise you that these cautionary remarks expressly qualify, in their entirety, all forward-looking statements attributable to our company or persons acting on our company’s behalf. We do not undertake to update any forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting such statements, except as, and to the extent required by, applicable securities laws. You should carefully review the cautionary statements and risk factors contained in this prospectus and other documents that we may file from time to time with the securities regulators.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the common shares being offered by the selling stockholders. If all of the warrants are exercised into the common shares offered by the selling shareholders, we will receive gross proceeds of $10,880,000. We may not receive any such proceeds, or only a portion thereof, if the selling shareholders exercise none or a portion of those warrants. We cannot currently specify with certainty the particular uses for the proceeds we may receive.  Accordingly, we will retain broad discretion over the use of these proceeds, if any. We currently intend to use any such proceeds for our Tofino project and for general working capital and corporate purposes.

CAPITALIZATION AND INDEBTEDNESS

The selling shareholders might never obtain the shares being offered hereby as they might never exercise the warrants for which those shares can be obtained. As these shares may never be issued, we have not presented our capitalization information on an as-adjusted basis to give effect to the issuance and sale of 4,250,000 shares issuable upon exercise of the warrants issued to the selling shareholders in the November 2018 private placement.

DETERMINATION OF OFFERING PRICE

The selling shareholders will offer common stock at the prevailing market prices or privately negotiated price. The offering price of our common stock does not necessarily bear any relationship to our book value, assets, past operating results, financial condition or any other established criteria of value. Our common stock might not trade at market prices in excess of the offering price as prices for common stock in any public market will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity.

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DIVIDEND POLICY

To date we have not paid any dividends on our outstanding common shares. The future payment of dividends will depend upon our financial requirements to fund further growth, our financial condition and other factors which our Board of Directors may consider in the circumstances. We do not contemplate paying any dividends in the immediate or foreseeable futures.

CURRENCY AND EXCHANGE RATES

All dollar amounts in this prospectus are expressed in Canadian dollars unless otherwise indicated. Our accounts are maintained in Canadian dollars, and our financial statements are prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board. All reference to “U.S. dollars”, “USD”, or to “US$” are to United States dollars.

The following table sets forth, for each period indicated, the high and low exchange rate for U.S. dollars expressed in Canadian dollars, and the average exchange rate for the periods indicated. Averages for year-end periods are calculated by using the exchange rates on the last day of each full month during the relevant period. These rates are based on the noon-buying rate certified for custom purposes by the U.S. Federal Reserve Bank of New York set forth in the H.10 statistical release of the Federal Reserve Board. These rates are provided solely for your convenience and are not necessarily the exchange rates that we used in preparation of our consolidated financial statements and pro forma financial statements incorporated by reference herein or elsewhere in this prospectus or will use in the preparation of our periodic reports or any other information to be provided to you. We make no representation that any Canadian dollar or U.S. dollar amounts referred to in this prospectus could have been or could be converted into U.S. dollars or Canadian dollars, as the case may be, at any particular rate or at all.

	Period End	Period Average Rate	High Rate	Low Rate
Year Ended
December 31, 2017	$1.2517	$1.2963	$1.3745	$1.2131
December 31, 2018	$1.3644	$1.2957	$1.3650	$1.2280
Last Six Months
August 2018	$1.3072	$1.3042	$1.3155	$1.2925
September 2018	$1.2922	$1.3034	$1.3155	$1.2912
October 2018	$1.3129	$1.3004	$1.2912	$1.3212
November 2018	$1.3282	$1.3205	$1.3328	$1.3098
December 2018	$1.3644	$1.3426	$1.3650	$1.3190
January 2019	$1.3140	$1.3300	$1.3591	$1.3140

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SELLING SHAREHOLDERS

The shares of common stock being offered by the selling shareholders are those issuable to the selling shareholders upon exercise of warrants issued in a November 2018 private placement. We are registering the shares of common stock in order to permit the selling shareholders to offer the shares for resale from time to time. None of the selling shareholders has had a material relationship with us within the past three years except for the entry into the Securities Purchase Agreement.

The table below lists the selling shareholders and other information regarding the beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder) of the common shares held by the selling shareholders.

Name and address of Selling Shareholder	Number of Common Shares Beneficially Owned Prior to Offering	Maximum Number of Common Shares to be Sold Pursuant to this Prospectus	Number of Common Shares Which May Be Sold in This Offering As A Percentage of Currently Outstanding Shares (1)	Number of Common Shares Beneficially Owned After Offering	Percentage of Common Shares Beneficially Owned After the Offering (2)

Alta Partners LLC (3)	527,906	300,000	*	227,906	*
Nineteen77 Global Fundamental Market Neutral Long Short Master Limited (4)	18,443	5,788	*	12,655	*
Nineteen77 Global Multi-Strategy Alpha Master Limited (5)	769,960	244,212	*	525,748	1.4%
CVI Investments, Inc. (6)	375,300	150,000	*	225,300	*
Verition Multi-Strategy Fund Ltd. (7)	600,000	250,000	*	350,000	*
Bigger Capital Fund, LP (8)	125,000	125,000	*	0	0%
Brio Capital Master Fund Ltd. (9)	282,000	100,000	*	182,000	*
Clayton A. Struve (10)	144,000	48,000	*	96,000	*
David S Nagelberg 2003 Revocable Trust (11)	100,000	100,000	*	0	0%
District 2 Capital Fund LP (12)	143,038	125,000	*	18,038	*
Richard Dyke Rogers (13)	315,000	15,000	*	300,000	*
Empery Asset Master, LTD (14)	656,357	538,929	1.67%	117,428	*
Empery Tax Efficient II, LP (15)	733,241	665,127	2.06%	68,114	*
Empery Tax Efficient, LP (16)	90,402	75,944	*	14,458	*
Hudson Bay Master Fund Ltd (17)	50,000	50,000	*	0	0%
Intracoastal Capital, LLC (18)	221,800	175,000	*	46,800	*

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Ionic Ventures LLC (19)	1,507,276	500,000	1.54%	1,007,276	2.8%
John Bodzick (20)	27,000	10,000	*	17,000	*
KBB Asset Management (21)	50,000	25,000	*	25,000	*
KJ Harrison & Partners Inc. (22)	103,012	100,000	*	3,012	*
Orca Capital GmbH (23)	100,000	50,000	*	50,000	*
S.H.N Financial Investments Ltd. (24)	254,000	127,000	*	127,000	*
The Feldman Family Trust (25)	25,000	12,500	*	12,500	*
Warberg WF VI L.P. (26)	75,100	75,000	*	100	*
Alice Ann Corporation (27)	75,000	25,000	*	50,000	*
Cody R.J. Allison (27)	17,500	4,500	*	13,000	*
Kyler R.W. Allison (27)	8,000	2,500	*	5,500	*
Nancy Hoffman-Allison (27)	13,000	3,000	*	10,000	*
Robert G. Allison (27)	164,500	52,000	*	112,500	*
RBC Capital Markets LLC CUST, Robert G. Allison IRA (27)	18,000	6,000	*	12,000	*
Baxter Family Foundation (27)	17,000	6,000	*	11,000	*
William H. Baxter TTEE, William H. Baxter Rev Trust, u/a dtd 7/3/1996 (27)	37,000	12,500	*	24,500	*
RBC Capital Markets LLC CUST, William H. Baxter IRA (27)	24,000	8,000	*	16,000	*
David C Brown & Carole A Brown TTEES, David & Carole Brown REV Trust u/a dtd 10/23/1997 (27)	24,000	6,000	*	18,000	*
Larry S & Sherri L Christofaro, JT TEN/WROS (27)	12,000	3,000	*	9,000	*
Anne S. Chudnofsky (27)	35,500	9,000	*	26,500	*
Gary E Clipper & Leslie J Clipper TTEES, Gary and Leslie Clipper Trust, u/a dtd 10/26/2015 (27)	32,000	8,000	*	24,000	*

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RBC Capital Markets LLC CUST, Edwin C. Freeman IRA (27)	9,000	4,500	*	4,500	*
Thomas J. Franta (27)	11,000	4,000	*	7,000	*
RBC Capital Markets LLC CUST, Ronald N Gaul, Pioneer Mailroom Equipement Inc SEP/IRA (27)	22,920	7,000	*	15,920	*
RBC Capital Markets LLC CUST, P. Dan Gilbert, Gilbert Mechanical Con SEP-IRA (27)	12,500	5,000	*	7,500	*
Frances A Gonyea (27)	57,000	15,000	*	42,000	*
RBC Capital Markets LLC CUST, Catherine F. Herrmann IRA (27)	12,500	4,500	*	8,000	*
RBC Capital Markets LLC CUST, Jerry Herrmann, Jr. IRA (27)	11,000	4,000	*	7,000	*
Dorothy J. Hoel (27)	47,500	12,500	*	35,000	*
Richard A. Hoel (27)	28,500	7,500	*	21,000	*
RBC Capital Markets LLC CUST, Raymond R Johnson IRA (27)	12,000	4,000	*	8,000	*
RBC Capital Markets LLC CUST, Elizabeth J Kuehne IRA (27)	32,000	8,000	*	24,000	*
E Kuehne/J Romundstad TTEES , Kuehne-Romundstad-Kuestad Family Trust, dtd u/a 8/12/2008 (27)	32,000	8,000	*	24,000	*
RBC Capital Markets LLC CUST, Carol Ann Mahoney IRA (27)	7,500	3,000	*	4,500	*
RBC Capital Markets LLC CUST, James S. Mahoney IRA (27)	20,000	10,000	*	10,000	*
Laurence R North TTEE, Laurence R. North Revocable TR, DTD 05/26/1999 (27)	15,000	5,000	*	10,000	*

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RBC Capital Markets LLC CUST, Ann L. Orchard IRA (27)	25,500	8,500	*	17,000	*
RBC Capital Markets LLC CUST, Thomas A Ouradnik, Pioneer Mailroom Equipement Inc SEP/IRA (27)	81,080	25,000	*	56,080	*
Susan E. Palmer (27)	9,000	3,000	*	6,000	*
Carolyn Salon (27)	49,000	13,000	*	36,000	*
Joel A. Salon (27)	33,000	10,000	*	23,000	*
Paul C Seel & Nancy S Seel, JT TEN/WROS (27)	25,500	8,500	*	17,000	*
Carolyn K. Sorenson TTEE, Carolyn K. Sorenson Living Trust, u/a dtd 12/21/1995 (27)	9,000	4,500	*	4,500	*
RBC Capital Markets LLC CUST, Roger Sorenson IRA (27)	9,000	4,500	*	4,500	*
RBC Capital Markets LLC CUST, Stephen P Vertin SEP/IRA (27)	23,500	4,500	*	19,000	*
Stephen P Vertin TTEE, Stephen P. Vertin Rev Living Trust, U/A DTD 09/17/2007 AS AMENDED (27)	27,000	9,000	*	18,000	*
RBC Capital Markets LLC CUST, Fred D. Wucherpfennig IRA (27)	9,000	3,000	*	6,000	*
Perkins Capital Management, Inc. (27)	10,500	3,500	*	7,000	*
RBC Capital Markets LLC CUST, Wynne A Perkins IRA (27)	8,000	4,000	*	4,000	*
RBC Capital Markets LLC CUST, Lise B Potter IRA (27)	27,000	9,000	*	18,000	*
Richard W Perkins TTEE, Richard W Perkins Trust, FBO Richard W Perkins, U/A DTD 06/14/1978 (27)	75,000	25,000	*	50,000	*

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*	Less than 1%.

(1)	Based on 32,364,343 common shares issued and outstanding as of January 30, 2019.
(2)	The total number of shares outstanding after the offering is based on (i) 32,364,343 common shares issued and outstanding as of January 30, 2019, (ii) the issuance upon exercise of the applicable warrants of all 4,250,000 common shares being offered by this prospectus and (iii) for each shareholder and for that shareholder only, the common shares underlying any options, warrants or other convertible securities that may be acquired within the next 60 days without giving regard to any limitation on beneficial ownership applicable to such security. Such total number of shares outstanding after the offering assumes we issue no other common shares (including upon the exercise of outstanding warrants, options or other convertible securities) prior to the completion of this offering.
(3)	Steven Cohen has the voting and investment control over the securities held by Alta Partners LLC. The address of Alta Partners LLC is 29 Valentines Lane, Old Brookville, NY 11545.
(4)	Lauren O'Meally has the voting or investment control over securities held by Nineteen77 Global Fundamental Market Neutral Long Short Master Limited. The address of Nineteen77 Global Fundamental Market Neutral Long Short Master Limited is c/o UBS O'Connor LLC, One N. Wacker Drive, 32nd Fl, Chicago, IL 60606.
(5)	Lauren O'Meally has the voting or investment control over securities held by Nineteen77 Global Multi-Strategy Alpha Master Limited. The address of Nineteen77 Global Multi-Strategy Alpha Master Limited is c/o UBS O'Connor LLC, One N. Wacker Drive, 32nd Fl, Chicago, IL 60606.
(6)	Martin Kobinger has the voting or investment control over securities held by CVI Investments, Inc. The address of CVI Investments, Inc. is c/o Heights Capital Management, Inc., 101 California Street, Suite 3250, San Francisco, CA 94111.
(7)

Nicholas Maounis through ownership of the managing member of Verition Fund Managmenet LLC may be deemed to have voting and investment control with respect to these securities. Verition Multi-Strategy Fund Ltd., its managing member and Mr. Maounis disclaim beneficial ownership over these securities, except to the extent of their pecuniary interest therein. The address of Verition Multi-Strategy Fund Ltd. is One American Lane, Greenwich, CT 06831.

(8)	Michael Bigger has the voting and investment control over the securities held by Bigger Capital Fund, LP. The address of Bigger Capital Fund, LP is 159 Jennings Road, Cold Spring Harbor, NY 11724.
(9)	Shaye Hirsch has the voting and investment control over the securities held by Brio Capital Master Fund Ltd. The address of Brio Capital Master Fund Ltd. is c/o Brio Capital Management LLC, 100 Merrick Road, Suite 401W, Rockville Centre, NY 11570-4800.
(10)	The address of Clayton Struve is 175 W. Jackson Blvd, Suite 440 Chicago, IL 60604.
(11)	David S. Nagelberg has the voting and investment control over David S Nagelberg 2003 Revocable Trust. The address of David S Nagelberg 2003 Revocable Trust is 939 Coast Blvd, Unit 21 DE, La Jolla, CA 92037.
(12)	Michael Bigger and Eric Schlanger have the voting and investment control over the securities held by District 2 Capital Fund LP. The address of District 2 Capital Fund LP is 175 W Carver, Huntington, NY 11743.
(13)	The address of Richard Dyke Rogers is 1205 Olive Ave. Dalhart, TX 79022.
(14)	Empery Asset Management LP, the authorized agent of Empery Asset Master Ltd. (“EAM”), has discretionary authority to vote and dispose of the shares held by EAM and may be deemed to be the beneficial owner of these shares. Martin Hoe and Ryan Lane, in their capacity as investment managers of Empery Asset Management LP, may also be deemed to have investment discretion and voting power over the shares held by EAM. EAM, Mr. Hoe and Mr. Lane each disclaim any beneficial ownership of these shares. The address of Empery Asset Master, LTD is c/o Empery Asset Management, LP, 1 Rockefeller Plaza, Suite 1205, New York, NY 10020.
(15)	Empery Asset Management LP, the authorized agent of Empery Tax Efficient II, LP (“ETE II”), has discretionary authority to vote and dispose of the shares held by EAM and may be deemed to be the beneficial owner of these shares. Martin Hoe and Ryan Lane, in their capacity as investment managers of Empery Asset Management LP, may also be deemed to have investment discretion and voting power over the shares held by ETE II. ETE II, Mr. Hoe and Mr. Lane each disclaim any beneficial ownership of these shares. The address of Empery Tax Efficient II, LP is c/o Empery Asset Management, LP, 1 Rockefeller Plaza, Suite 1205, New York, NY 10020.
(16)	Empery Asset Management LP, the authorized agent of Empery Tax Efficient, LP (“ETE”), has discretionary authority to vote and dispose of the shares held by EAM and may be deemed to be the beneficial owner of these shares. Martin Hoe and Ryan Lane, in their capacity as investment managers of Empery Asset Management LP, may also be deemed to have investment discretion and voting power over the shares held by ETE. ETE, Mr. Hoe and Mr. Lane each disclaim any beneficial ownership of these shares. The address of Empery Tax Efficient, LP is c/o Empery Asset Management, LP, 1 Rockefeller Plaza, Suite 1205, New York, NY 10020.
(17)	Hudson Bay Capital Management LP, the investment manager of Hudson Bay Master Fund Ltd., has voting and investment power over these securities. Sander Gerber is the managing member of Hudson Bay Capital GP LLC, which is the general partner of Hudson Bay Capital Management LP. Sander Gerber disclaims beneficial ownership over these securities. The address of Hudson Bay Master Fund Ltd is c/o Hudson Bay Capital Management, 777 Third Avenue, 30th Floor, New York, NY 10017.
(18)	Mitchell P. Kopin and Daniel B. Asher, each of whom are managers of Intracoastal Capital, LLC, have shared voting control and investment discretion over the securities reported herein that are held by Intracoastal Capital, LLC. As a result, each of Mr. Kopin and Mr. Asher may be deemed to have beneficial ownership of the securities reported herein that are held by Intracoastal Capital, LLC. The address of Intracoastal Capital, LLC is c/o Intracoastal Capital LLC, 2211A Lakeside Drive, Bannockburn, IL 60015.
(19)	Keith Coulston and Brendan O'Neil have the voting and investment control over the securities held by Ionic Ventures LLC. The address of Ionic Ventures LLC is 5328 Yacht Haven Grande Box #15, Suite C201, St. Thomas, VI 00802.
(20)	The address of John Bodzick is 1199 Kirts, Suite F, Troy, MI 48084.
(21)	Steve Segal has the voting and investment control over the securities held by KBB Asset Management. The address of KBB Asset Management is 12 Harrison Avenue, Enfield, CT 06082.
(22)	Ashley Kennedy has the voting and investment control over the securities held by KJ Harrison & Partners Inc. The address of KJ Harrison & Partners Inc. is 60 Bedford Road, Toronto ON, Canada.
(23)	Jan Schimmer has the voting and investment control over the securities held by Orca Capital GmbH. The address of Orca Capital GmbH is Sperling 2, 85276 Pfaffenhofen, Germany.
(24)	Nir Shamir and Hadar Shamir have the voting and investment control over the securities held by S.H.N Financial Investments Ltd. The address of S.H.N Financial Investments Ltd. is 8 Abba Even Blvd., Hertzelya, Israel.
(25)	Andrew A Feldman and Jeri Feldman have the voting and investment control over the securities held by The Feldman Family Trust. The address of The Feldman Family Trust is 753 Colima St., La Jolla, CA 92037.
(26)	Daniel Warsh and Jonathan Blumberg have the voting and investment control over the securities held by Warberg WF VI L.P. The address of Warberg WF VI L.P. is 716 Oak St., Winnteka, IL 60093.
(27)	Powers of attorney were provided to Perkins Capital Management, Inc. granting voting and investment authority over the securities held by these individuals and entities. Richard W. Perkins, Richard C. Perkins and Daniel S. Perkins are the officers and directors of Perkins Capital Management, Inc. who have the voting and dispositive authority over these securities. The address of Perkins Capital Management, Inc. is 730 East Lake Street, Wayzata, MN 55391. The total number of common shares over which Perkins Capital Management, Inc. has voting and dispositive authority prior to the offering is 1,229,000. The maximum number of common shares to be sold pursuant to this prospectus shares over which Perkins Capital Management, Inc. has voting and dispositive authority is 382,500 which accounts for approximately 1.2% of the current total outstanding shares. The total number of common shares over which Perkins Capital Management, Inc. has voting and dispositive authority after the offering is 846,500, which accounts for approximately 2.3% of the total outstanding shares after the offering.

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COMPANY INFORMATION

History and Development of the Company

Electrameccanica Vehicles Corp. is a development-stage electric vehicle (EV) production company incorporated on February 16, 2015 under the laws of British Columbia, Canada. The concept for our company was developed by Jerry Kroll after years of research and development on advanced EVs.

Upon returning to Vancouver in 2011, Mr. Kroll decided that new electric drive systems could revolutionize car assembly and the concept for our company’s flagship EV called the “SOLO” was born. With the help of long-time automotive expert and friend, Henry Reisner, President of Intermeccanica, and Intermeccanica’s vast experience in automotive craftsmanship, our company’s first prototype was finished in January 2015. To solidify our presence and branding in the EV market, we incorporated in February of 2015 under the name Electrameccanica Vehicles Corp. For the past 10 years, Mr. Kroll has been researching and developing technologies for autonomous drive systems and dynamic induction charging. We have plans for ongoing refinements to performance, style, value and efficiency as drive systems, computerization and materials are developed.

We currently have a modern furnished showroom near the downtown core of Vancouver, British Columbia, and in Los Angeles, California, where interested consumers may receive more information on the SOLO, review its specs and technical design, and even test-drive a prototype of the SOLO.

As of January 30, 2019, we have received deposits for 919 vehicles (including 864 SOLOs and 55 Tofinos) from individuals. As part of our “Match My Deposit” program, we offer customers who have placed deposits for other electric vehicles a credit of up to $1,000 towards the purchase of a SOLO, which is initially credited towards the buyers’ deposit. 214 of the 887 vehicle deposits that we have received through December 20, 2018 result from the “Match My Deposit” program. Additionally, we have entered into non-binding letters of interest for approximately 64,158 corporate orders (23,106 SOLOs and 41,052 Tofinos) for which we have letters of credit for $421,864,256 for SOLOs and $2,664,805,000 for Tofinos. These non-binding orders with refundable deposits might not result in actual sales.

We have been funding operations to date through equity financings by our founders and through private placements from investors. Our management maintains substantial control of our company. Prior to the offering, our directors and executive officers beneficially owned 43% of our outstanding shares, including shares that our executive officers and directors have the right to acquire within the next 60 days pursuant to warrants and stock options which have vested.

Corporate Headquarters

Our principal executive offices are located at 102 East 1st Avenue, Vancouver, British Columbia, Canada, V5T 1A4. Our phone number is (604) 428-7656.

Subsidiaries

We have two subsidiaries, Intermeccanica International Inc. (“Intermeccanica”), a corporation subsisting under the laws of the Province of British Columbia, Canada, and EMV Automotive USA Inc., a Nevada corporation.

BUSINESS OVERVIEW

General

We are a development-stage EV company focusing on the market demand for EVs that are efficient, cost-effective and environmentally friendly methods for urban residents to commute. We believe that our flagship EV called the SOLO is the answer to such market demand. In addition, we have two other EV candidates in an advanced stage of development, the Super SOLO and the Tofino.

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SOLO

We created the SOLO’s first prototype in January of 2015. Since the completion of the prototype, our engineers and designers have devoted efforts to provide the SOLO with an appealing design, and have engaged in proprietary research and development leading to a high performance electric rear drive motor.

The SOLO features a lightweight aerospace composite chassis to allow for a top speed of 130km/h, an attainable cruise speed of 110km/h and is able to go from 0 km/h to 100 km/h in approximately eight seconds. Our SOLO features a lithium ion battery system that requires only three hours of charging time on a 220-volt charging station or six hours from a 110-volt outlet. The lithium battery system utilizes approximately 8.64 kW/h for up to 160 km in range. We also offer a comprehensive warranty package for two years of unlimited mileage which is included in the price of the SOLO. Standard equipment in the SOLO includes, but is not limited to the following:

•	LCD Digital Instrument Cluster;

•	Power Windows;

•	AM/FM stereo with Bluetooth/CD/USB;

•	Remote keyless entry system;

•	Rear view backup camera; and

•	Heater and defogger.

Optional equipment will include air conditioning at an additional cost.

The purchase price for our SOLO is $19,888 (approximately US$15,888).

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Our production department has completed production of 43 SOLOs as of January 30, 2019. Producing the pre-mass production SOLOs allows us to determine and assess the entire production process. Currently, we have increased our production space, organized a production line, ordered components and are in the process of fine tuning the production process through the pre-mass production SOLOs. We have entered into a manufacturing agreement with Zongshen and expect to begin mass production of the SOLO for customer deliveries in first quarter of 2019. We anticipate our production costs to be $15,000 per SOLO, providing a gross margin of 25% based on a sale price of $19,888.

Super Solo

We also plan on launching the Super SOLO, which is a sports car model within our EV product line. The Super SOLO is intended to boast a longer range and a higher top speed, sleek, aerodynamic design and features that will rival existing super sports cars.

Refundable deposits have been accepted for the planned Super SOLO and such deposits are able to be returned at any time. Mechanical development on the Super SOLO has begun and progress will determine when this and any other variants can be launched. No set date has been declared at this time. The Super SOLO is intended to be a high-performance version of the SOLO.

The Tofino

We announced on March 28, 2017, at the Vancouver International Auto Show, that we intend to build the Tofino, an all-electric, two-seater roadster representing an evolution of the Intermeccanica Roadster. We are designing the Tofino to be equipped with a high-performance, all-electric motor with a top speed of 200 kph (125 mph) and a 0-100 kph (0-60 mph) in less than seven seconds. The chassis and body are expected to be made of a lightweight aerospace-grade composite with the car expected to be capable of up to 400 km (250 miles) of range on a full charge. We are accepting a refundable deposit of $1,000 to reserve the Tofino.

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Future EV candidates

We have identified other vehicles that we would like to add to our candidate list such as the “Cargo” and the “Twinn”, although no timeline has been set for their development and production. We have plans in the future to release the “Cargo,” a larger vehicle than the SOLO that is designed for use as a fleet vehicle with ample storage space which would be best suited for delivery companies such as FedEx, the United States Postal Service and Canada Post. We expect that the Cargo will offer the appropriate compartment space for fleet vehicle uses such as delivery, while offering long range capability and cleaner technology. We envision the Twinn featuring two seats, suitable for urban families, young commuters, empty nesters and environmentally-conscious consumers.

Sources and Availability of Raw Materials

We continue to source duplicate suppliers for all of our components and, in particular, we are currently sourcing our lithium batteries from Panasonic, Samsung and LT Chem. Lithium is subject to commodity price volatility which is not under our control and could have a significant impact on the price of lithium batteries.

At present, we are subject to the supply of our chassis from one supplier for the production of the SOLO. We are exploring additional suppliers of the chassis to mitigate the risk of depending on only one supplier.

Patents and Licenses

We have filed patent and design applications for inventions and designs that our legal counsel deems necessary to protect our products. We do not rely on any licenses from third-party vendors at this time.

Our success depends, at least in part, on our ability to protect our core technology and intellectual property. To accomplish this, we rely on a combination of patent and design applications and registrations, trade secrets, including know-how, employee and third-party non-disclosure agreements, copyright, trademarks and other contractual rights to establish and protect our proprietary rights in our technology and other intellectual property. As at January 30, 2019, we have six issued design registrations, six pending design applications and three pending patent applications internationally and in specific countries which we consider core to our business in a broad range of areas related to the design of the SOLO and its powertrain. We intend to continue to file additional patent and design applications with respect to our technology and designs. Examination is proceeding with our pending patent applications, but it is not yet clear whether these applications will result in the issuance of patents or whether the examination process will require us to narrow our claims such that even if patents are granted, they might not provide us with adequate protection.

Trademarks

We primarily operate under the trademark “ELECTRA MECCANICA SOLO”, which is registered in China, the European Union and Japan and is the subject of pending applications in Canada, the United States and China. We have also registered the trademark “ELECTRA MECCANICA TOFINO” in Japan and the European Union and applied to register the trademark in Canada, the United States and China.

We have additional trademark registrations and pending applications for trademarks (other than those noted above) in Canada, China, Japan, the United States and the European Union. As of January 30, 2019, there are six pending applications in Canada, 35 pending application in China and six pending applications in the United States. There are also three pending applications in each of the European Union and Japan. There is also an additional registration in each of the European Union and Japan for the trademark “MONSTERRA.” We also own three registrations in each of the European Union and Japan and we own 10 registrations in China.

This prospectus contains references to our trademarks and service marks and to those belonging to other entities. Solely for convenience, trademarks and trade names referred to in this prospectus may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent possible under applicable law, our rights or the rights of the applicable licensor to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

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Industry Overview

Investment in clean technology has been trending upwards for several years as nations, governments, and societies overall become more aware of the damaging effects that pollution and greenhouse gas emissions have on the environment. In an attempt to prevent and/or slow-down these damaging effects and create a more sustainable environment, consumers have taken to exploring and purchasing clean technology while nations and government agencies have undertaken programs to reduce greenhouse gas emissions, contribute funding into research and development in clean technology, and offer incentives/rebates for clean technology investments by businesses and consumers. EVs are a growing segment of this clean technology movement.

EV is a broad term for vehicles that do not solely operate on gas or diesel. Within this alternative vehicle group, there are sub-categories of alternative vehicles that utilize different innovative technologies such as: (i) battery electric vehicles (“BEV”); (ii) fuel-cell electric vehicles (“FCV”); and (iii) plug-in hybrid electric vehicles (“PHEV”).

BEVs draw on power from battery management systems to power electric motors instead of from an internal combustion engine, a fuel cell or a fuel tank. The Nissan Leaf, Tesla Model S and our vehicles are BEVs.

FCVs typically utilize a hydrogen fuel cell that, along with oxygen from the air, converts chemical energy into electricity which powers the vehicle’s motor. Emissions from FCVs are water and heat, hence making FCVs true zero-emission vehicles. The Honda Clarity, Hyundai Tucson and Toyota Mirai are examples of FCVs.

PHEVs are the hybrid vehicles that have both an electric motor and an internal combustion engine. A PHEV can alternate between using electricity while in its all-electric range and relying on its gas-powered engine. The Chevrolet Volt and the Toyota Prius are examples of PHEVs.

The popularity of EVs have also been met with difficulties in charging convenience. There are far more gas stations available than public EV charging stations. The convenience and availability of public EV charging stations may prove to be an obstacle of mass adoption of EVs.

Consumers may be afraid that their EVs may run out of charge while they are out on the road and this fear is recognized by the public and has been popularized with the term “range anxiety”. Despite this fear, the distance travelled by most urban commuters is a lot lower than the typical range of an EV. Data from Statistics Canada’s National Household Survey in 2011 reported the average Canadian takes 25 minutes to commute to work.

There currently exists different categories of charging stations depending on the voltage they provide. EV owners can often charge at home on a regular 110-volt outlet which may take between 10 hours to 20 hours depending on the model and make of the EV. This type of outlet and charging is termed level 1 charging. Level 2 charging means the voltage at the charging station is typically around 240 volts and this type of outlet is usually available at public charging stations, shopping malls and big box retailer parking lots, and even located in certain residential hi-rises. Charging at a level 2 station typically cuts down the level 1 charge time in half and may require a small fee for the service which may vary depending on the provider and the location. The following table shows approximate charge information of Level 1 and Level 2 charging stations:

	Level 1 Charging	Level 2 Charging
Electric and Power Specifications	120 Volt, 20 Amp circuit 1.4 kW	208 – 240 Volt, 40 Amp circuit* 6.2 – 7.6 kW**
Time to Fully Charge an EV with a 100-mile Battery	17 – 25 hours	4 – 5 hours
Drivers Served per Station per Day	1	3 – 4 or more

Global EV Market

EVs have been around for over 100 years but have only recently gained widespread adoption and public interest due to open discussions of greenhouse gas emission levels, government and international policies on climate change and pollution, increased literature on EVs, fluctuating fuel costs and improved battery management systems and EV range. In addition, the market for electric vehicles has experienced significant growth in recent years due to consumer demand for vehicles that achieve greater fuel efficiency and lower environmental emissions without sacrificing performance.

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Traditional automotive manufacturers have entered into the EV market to capitalize on its growth. The majority of growth in the EV market has been led by the following EV models: the Nissan Leaf, the Chevrolet Volt (PHEV), the Toyota Prius (PHEV), the Tesla Model S and the Mitsubishi Outlander (PHEV). Four of the five models above are made by traditional automotive manufacturers, and the fifth is made by Tesla Motors, one of several manufacturers that are solely devoted to the manufacturing of EVs.

The global stock of EVs has increased significantly over the past few years. According to the IEA, the global stock of electric cars first crossed the one million vehicle threshold in 2015 and then crossed the two million vehicle threshold in 2016.

Likewise, the IEA has reported that the global stock of BEVs, the type of vehicles we will be mass producing, increased on a worldwide basis from about 746,000 in 2015 to approximately 1,209,000 in 2016, an increase of approximately 62.1%.

We anticipate that the trend of increasing EV sales will continue in the near future. The IEA believes that there is a good possibility that the global electric car stock will range between 9 million and 20 million by 2020 and between 40 million and 70 million by 2025.

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North American EV Market

We anticipate that our primary target market shall initially be North America, with a focus on the West Coast. Sales of EVs in North America have mirrored the global increase in sales of EVs. According to the IEA, the sale of BEVs in the United States increased by 22% between 2015 and 2016 and by 19% in Canada during the same period.

According to data compiled by EVAdoption.com, in 2016 sales of EVs in six U.S. states and the District of Columbia comprised 1% or more of total auto sales in those jurisdictions. At 3.66% for the year, California had nearly double the next highest EV purchase rate in any U.S. state.

Further according to data compiled by EVAdoption.com, California consumers purchased 12% of autos in the United States, but bought more than 50% of all EVs in the United States. In essence, Californians are buying at four times the national rate while Oregon and Washington buy at a bit more than two times the national rate. The amount BEVs sold in California as a percentage of all EVs sold there has steadily increased from 1.3% in 2013 to 2.7% in the first quarter of 2017.

The following table sets out data on PHEV and BEV sales in the United States in 2016 as broken out for select states.

PHEV and BEV Sales January – December, 2016 US by State

State	EV Sales #	EV Sales % of US	Sales % W/O Calif.	EVs % of State Sales	% of New US Cars Registered	Relative to Actual Sales
California	73,854	50.7%	N/A	3.66%	12%	422.79%
Oregon	3,486	2.4%	4.9%	1.93%	1.1%	217.70%
Washington	5,363	3.7%	7.5%	1.81%	1.70%	216.71%
Hawaii	1,224	0.8%	1.7%	1.39%	0.50%	168.17%
Vermont	514	0.4%	0.7%	1.32%	0.20%	176.55%
District of Columbia	405	0.3%	0.6%	1.05%	N/A	N/A
Colorado	2,711	1.9%	3.8%	1.00%	1.60%	116.40%
Connecticut	1,511	1.0%	2.1%	0.85%	1.00%	103.80%
Massachusetts	2,905	2.0%	4.1%	0.80%	2.10%	95.03%
New Jersey	3,980	2.7%	5.5%	0.67%	3.50%	78.12%
New York	6,043	4.2%	8.4%	0.58%	6.00%	69.19%
Florida	6,255	4.3%	8.7%	0.47%	7.80%	55.09%
Georgia	2,435	1.7%	3.4%	0.47%	3.00%	55.76%
Illinois	2,688	1.8%	3.7%	0.41%	3.90%	47.35%
Michigan	2,482	1.7%	3.5%	0.41%	3.70%	46.08%
Texas	4,510	3.1%	6.3%	0.29%	8.90%	34.81%
All Other States	25,204	17.3%	35.1%
All States	145,570	100.0%	71,716

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Data Sources:   Alliance of Automobile Manufacturers; National Automobile Dealers Association; Chart:   EVAdoption.com

Commuter market

We designed the SOLO with a view to attracting commuters who use a personal vehicle by cutting their commuting costs and reducing their environmental footprint. We believe that a substantial number of commuters will find the capacity of our EVs attractive in comparison to cars designed to carry more people. As cars designed to carry between four and eight people generally weigh substantially more than those that carry one or two people, they require more fuel or energy to operate. This significant mismatch between capacity and utilization leads to a significant excess of traffic and pollution and higher operating costs.

Although consumers may be afraid that their EVs may run out of charge while they are out on the road, the average U.S. commute was only 26.4 minutes in 2015. The 100-mile range of our SOLO on a full charge would more than cover such a round-trip commute.

Government Support

There has been a growing trend for governments as a matter of public policy to favor EVs. This has taken the form of initiatives aimed at improving transit, financial incentives for the purchase of EVs and financial incentives for the manufacture of EVs.

Initiatives to Improve Transit

Many localities try to reduce or regulate traffic, particularly in places where there is high population density, chronic congestion, narrow roads and limited urban space. While these initiatives might be onerous to owners of traditional internal combustion engine vehicles, they often exempt or partially exclude EVs. These initiatives include various forms of congestion charging (which often exempt or provide discounts for EVs), priority lanes for high-occupancy vehicles and EVs, restrictions on new registrations of vehicles (excluding EVs) and subsidies for the installation of public charging stations for EVs.

Going further than restrictions on cars fueled by petrol or diesel, several European countries and cities are formulating programs that would actually ban them. Norway’s Minister for the Environment expects to implement a ban on the sale of cars that are not EVs by 2025. President Macron of France has vowed to eliminate the sale of cars with internal combustion engines in France by 2040, and city hall in Paris has called for a ban on all cars with traditional combustion engines from its streets by 2030. In the United Kingdom, the government has announced a strategy that calls for sales of new gas and diesel cars and vans to end by 2040.

Purchaser Incentives

To promote the purchase of EVs, many state and local governments offer financial incentives to purchasers. These incentives can take the form of rebates, tax credits or the elimination or reduction of sales tax. Financial incentives available in selected North American jurisdictions for the purchase of EVs are set out in the following table:

	U.S. Federal		California		New York		British Columbia	Ontario	Quebec
Tax credit	US$	7,500		—		—	—	—	—
Rebate		—	US$	2,500	US$	2,000	$5,000	$14,000	$8,000

Although these financial incentives may not continue at this level or at all, we believe that our EVs would currently qualify for these tax credits and rebates.

Several jurisdictions offer similar financial incentives for the purchase and installation of home charging stations for EVs.

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Manufacturing Incentives

To promote the manufacture and development of EVs, many federal, state and local governments provide financial incentives to EV companies. These incentives can take the form of tax credits or grants. In 2017, we received $193,534 in government grants related to Canada’s Industrial Research Assistance Program administered by the National Research Council and $111,380 in a Scientific Research and Experimental Development grant. We will continue to apply for grants where we believe warranted.

Competitive Advantages & Operational Strengths

The EV market is evolving and companies within it must be able to adapt without jeopardizing the timing, quality or quantity of their products. Other manufacturers have entered the electric vehicle market and we expect additional competitors to enter this market within the next several years. As they do, we expect that we will experience significant competition. With respect to the SOLO, we also face strong competition from established automobile manufacturers, including manufacturers of EVs such as the Tesla Model S, the Chevrolet Volt and the Nissan Leaf.

We believe the primary competitive factors in our market include but are not limited to:

•	technological innovation;

•	product quality and safety;

•	service options;

•	product performance;

•	design and styling;

•	brand perception;

•	product price; and

•	manufacturing efficiency.

Most of our current and potential competitors have significantly greater financial, technical, manufacturing, marketing and other resources than we do and may be able to devote greater resources to the design, development, manufacturing, distribution, promotion, sale and support of their products. Virtually all of our competitors have more extensive customer bases and broader customer and industry relationships than we do. In addition, almost all of these companies have longer operating histories and greater name recognition than we do. Our competitors may be in a stronger position to respond quickly to new technologies and may be able to design, develop, market and sell their products more effectively.

Furthermore, certain large manufacturers offer financing and leasing options on their vehicles and also have the ability to market vehicles at a substantial discount, provided that the vehicles are financed through their affiliated financing company. We do not currently offer any form of direct financing on our vehicles. The lack of our direct financing options and the absence of customary vehicle discounts could put us at a competitive disadvantage.

We expect competition in our industry to intensify in the future in light of increased demand for alternative fuel vehicles, continuing globalization and consolidation in the worldwide automotive industry. Our ability to successfully compete in our industry will be fundamental to our future success in the EV market and our market share. We might not be able to compete successfully in our market. If our competitors introduce new cars or services that compete with or surpass the quality, price or performance of our vehicles or services, we may be unable to satisfy existing customers or attract new customers at the prices and levels that would allow us to generate attractive rates of return on our investment. Increased competition could result in price reductions and revenue shortfalls, loss of customers and loss of market share, which could harm our business, prospects, financial condition and operating results.

We believe that our experience, production capability, product offering and management give us the ability to successfully operate in the EV market in a way that our competitors cannot. In particular, we believe that we have a number of competitive advantages:

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•	extensive in-house development capabilities: Our recent acquisition of Intermeccanica enables us to leverage Intermeccanica’s extensive 60 years of experience in vehicle design, manufacture, sales and customer support. Intermeccanica’s former owner is our Chief Operating Officer and one of our directors and, together with his family, is the second largest shareholder in our company. We have integrated Intermeccanica’s staff with the research and development team that we had prior to the acquisition to develop and enhance current and future model offerings;

•	in-house production capabilities: We have the ability to manufacture our own products on a non-commercial scale. As of January 30, 2019, we have produced 43 SOLOs at our facilities in Vancouver, British Columbia. We will continue to produce two to four SOLOs per month as needed and to develop prototypes of our other EVs;

•	commercial production of the SOLO is anticipated to commence in the first quarter of 2019: We have an agreement with Zongshen whereby they have agreed to produce 5,000 SOLOs in the first 12 months after the start of production, 20,000 cars in the next twelve months and 50,000 cars in the twelve months after that; and

	ElectraMeccanica SOLO	Smart Electric	Tesla Model 3	Chevrolet Volt	Nissan Leaf
Price	US$15,888	US$28,750	Up to US$56,500	US$33,220+	US$29,990
Electric only miles	Up to 100 miles	Up to 76 miles	Up to 310 miles	Up to 53 miles	Up to 150 miles
Price per Mile	US$155/mile	US$378/mile	US$182/mile	US$627/mile	US$199/mile
Top Speed	85/mph	83/mph	130/mph	100/mph	93/mph
Full charge Time	3 hours on a 240 volt outlet	6 hours on a 240 volt outlet	13.85 hours on a 240 volt outlet	4.5 hours on a 240 volt outlet	4 hours on a 7kW charging point
Vehicle Class	Micro	Sub-compact	Compact	Compact	Compact

•	management expertise: We have selected our management with an eye towards providing us with the business and technical expertise needed to be successful. Our Chief Executive Officer, Jerry Kroll, and our President and Chief Operating Officer, Henry Reisner, used their love of automobiles to devise the concept for the SOLO. Mr. Kroll has an extensive background working in small businesses and start-ups. We have supplemented their expertise by adding officers and directors with corporate, accounting, legal and other strengths.

Strategy

Our near-term goal is to commence and expand sales of the SOLO while continuing to develop our other EVs. We intend to achieve this goal by:

•	beginning commercial production of the SOLO: We anticipate that Zongshen will begin producing the SOLO for deliveries to customers in first quarter of 2019. Zongshen is contracted to make 75,000 SOLOs in the first three years of production;

•	increasing orders for our EVs: As of January 30, 2019, we have received deposits for 919 vehicles (including 864 SOLOs and 55 Tofinos) from individuals. As part of our “Match My Deposit” program, we offer customers who have placed deposits for other electric vehicles a credit of up to $1,000 towards the purchase of a SOLO, which is initially credited towards the buyers’ deposit. 214 of the 919 vehicle deposits that we have received through January 30, 2019 result from the “Match My Deposit” program. Additionally, we have entered into non-binding letters of interest for approximately 64,158 corporate orders (22,242 SOLOs and 40,997 Tofinos) for which we have letters of credit for $442,343,896 for SOLOs and $2,664,805,000 for Tofinos. We cannot guarantee that a significant number of these orders, if any, will become binding or result in sales. We have achieved this order book through online “direct sales to customers and corporate sales” platform as well as a store and show room at our headquarters in Vancouver. We plan on expanding this model and will be opening similar stores in key urban areas. We are currently negotiating our first U.S. corporate store located in Los Angeles;

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•	having sales and services supported by local corporate dealerships: We will monitor all cars in real time via telematics which provides early warning of potential maintenance issues; and

•	expanding our product offering: In parallel with the production and sale of the SOLO, we aim to continue the development of our other proposed products, including the Tofino, a two seater sports car in the expected price range of $50,000 to $60,000 with an estimated production date of 2020, the Cargo, a fleet vehicle with ample storage space with an estimated production date commencing in 2021 and the eRoadster, a two seat sportscar for which we have an existing prototype.

Our showroom in Vancouver, British Columbia.

Manufacturing Plan

As of January 30, 2019, we have built 43 pre-mass production SOLOs. We have used some of these vehicles as prototypes, have delivered 14 to customers upon payment of the purchase price and have used others as test drive models in our showrooms. At our facilities located in British Colombia, we can manufacture approximately two to four vehicles per month. Our ability to build EVs at our own facilities has been enhanced by our recent acquisition of Intermeccanica which has almost 60 years of custom car manufacturing expertise. Intermeccanica commenced operations during 1959 in Turin, Italy, selling speed equipment kits. This led to the production of a Formula Junior racer and eventually to the first unique bodied, hand assembled road car called the InterMeccanica Puch or IMP (21). The car competed at the Nurburgring, a 13.75 mile race circuit in Germany, where it won its 500 cc class. The success of the IMP led Intermeccanica to build the Apollo (101), Griffith (14), Italia (500) and Indra (125) during the period 1959 to 1975. Thereafter, Intermeccanica moved to North America where it started to construct the Porsche 356 Speedster replica and later Intermeccanica moved to Vancouver, Canada, where it developed the tooling to produce the Roadster RS based on the 1959 Porsche 356 D, Intermeccanica incorporated its own tubular chassis in 1986 and offered various powertrains from the original VW air-cooled engine to a six-cylinder engine from a Porsche 911. Intermeccanica, throughout its operating history, has built approximately 2,500 vehicles.

To enable us to mass produce our EVs, we have entered into a manufacturing agreement with Zongshen located in Chongqing, China. Under the agreement, Zongshen has begun the process of establishing tooling and has contracted to produce 75,000 SOLO vehicles. Zongshen is the wholly-owned subsidiary of Zongshen Industrial Group Co. Ltd., an affiliate of Zongshen Power Machinery Co., Ltd. (“Zongshen Power”), which is a large-scale scientific and technical enterprise capable of researching, developing, manufacturing and selling a diverse range of motorcycles and motorcycle engines in China. Its products include over 130 models of two-wheeled motorcycles, electric motorcycles, three-wheeled motorcycles, cross-country vehicles and ATVs with motors ranging from 35CC to 500CC. Zongshen Power has been an industry leader for many successive years with a stated production of over four million motorcycle engines annually. Zongshen has purchased $1,017,532 of our common shares and warrants to purchase common shares from us and beneficially owns approximately 4.33% of our common shares. We anticipate that Zongshen will produce up to 5,000 SOLOs in the first full year of production, 20,000 of our cars in the second full year of production and 50,000 of our cars in the third full year of production.

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Marketing Plan

We recognize that marketing efforts must be focused on customer education and establishing brand presence and visibility which is expected to allow our vehicles to gain traction and subsequently gain increases in orders. Marketing and promotional efforts must emphasize the SOLO’s image as an efficient, clean, and affordable EV for the masses to commute on a daily basis. If we can successfully promote the SOLO on these points, we expect growth in sales and customer base to occur rapidly.

A key point to the marketing plan is to target metropolitan cities with high population density, expensive real estate, high commuter traffic load, and pollution levels which are becoming an enormous concern. Accordingly, we have opened showrooms in Vancouver and Los Angeles, and our management has identified additional cities in Canada and the United States that fit the aforementioned criteria and have plans to seek out suitable locations in the following cities for additional showrooms in Toronto; Seattle; San Francisco; and Manhattan.

Key aspects of our marketing plan are highlighted below. We plan to develop a marketing strategy that will generate interest and media buzz based on the SOLO’s selling points:

•	Organic engagement on social media with engaging posts aimed to educate the public about EVs and develop interest in our SOLO, which to date has had positive traction;

•	Earned media — we have already received press coverage from several traditional media sources and expect these features and news stories to continue as we embark on our commercial launch;

•	Investor Relations/Press Releases — our in-house investor relations team will provide media releases/kits for updates and news on our progress;

•	Industry shows and events — we displayed the SOLO at the Vancouver International Autoshow in March 2017, the Consumer Electronics Show in Las Vegas in January 2018 and the Vancouver International Autoshow in March 2018. Promotional merchandise giveaways will enhance and further solidify our branding in consumer minds. Computer stations and payment processing software will be readily on hand at to accept SOLO reservations; and

•	First-hand experience — Test-drives and public viewings are available at our existing showrooms in the Vancouver downtown core and in Los Angeles.

We anticipate that our marketing strategy and tactics will evolve over time as our SOLO gains momentum and we identify appropriate channels and media that align with our long-term objectives. In all of our efforts we plan to focus on the features that differentiate our SOLO from the existing EVs on the market.

Reservation System

We have an online reservation system which allows a potential customer to reserve a SOLO by paying a refundable $250 deposit, a Super SOLO by paying a refundable $1,000 deposit and a Tofino by paying a refundable $1,000 deposit. Once reserved, the potential customer is allocated a reservation number and the reservation will be fulfilled as the respective vehicles are produced. As of January 30, 2019, we have received deposits for 864 SOLOs and 55 Tofinos. In addition, we have received non-binding letters of intent for 64,158 vehicles from corporate entities that are not required to make a deposit. There is no guaranty that a significant number of these orders, if any, will become binding and result in sales. We have achieved this order book through online “direct sales to customers and corporate sales” platform as well as a store and show room at our headquarters in Vancouver. We plan on expanding this model and will be opening similar stores in key urban areas.

We will earn revenue once a vehicle has been delivered to the customer who has pre-ordered their vehicle. Each order is placed in line as received and fulfilled once the vehicle becomes available. The customer may, at any time, for any reason, cancel their order and have their deposit returned. We do not consider any order as being secured until the vehicle has been delivered and full receipt of the remaining balance of the vehicle purchase price has been received.

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Sales and Service Model

Sales Model

We sell our vehicles online via our website (www.electrameccanica.com), while we develop our planned corporate owned dealerships in key markets and franchise dealer network in other market areas. As each franchise dealer is established, any vehicles sold within such dealers designated territory will be delivered to such dealer to fulfill online orders as well as such franchise dealer’s orders.

We are unable to identify where we hope to establish franchise dealers as opposed to corporate owned dealerships. The establishment of franchise dealers will depend on regional demand, available candidates and local regulations. We are currently accepting expressions of interest and applications for franchised dealerships from individuals, and do not have any franchise or dealer agreements. Our vehicles will initially be available directly from Electrameccanica.

We plan to only establish and operate corporate owned dealerships in those states in the U.S. that do not restrict or prohibit certain retail sales models by vehicle manufacturers. In all other instances, we plan to establish franchise dealerships to comply with local regulations.

Service Model

We plan to have our vehicles serviced through our corporate and franchised dealerships.

Government Regulation

As a vehicle manufacturer established in Canada, we are required to ensure that all vehicle production meets applicable safety and environmental standards. Issuance of the National Safety Mark (the “NSM”) by the Minister of Transport for Canada will be our authorization to manufacture vehicles in Canada. Receipt of the NSM is contingent on us demonstrating that our vehicles are designed and manufactured to meet or exceed the applicable sections of the Canadian Motor Vehicle Safety Act (C.R.C. Chapter 1038) and that appropriate records are maintained. Unique to Canada, the SOLO and the Super SOLO are under the three-wheeled vehicle category and are subject to the safety standards listed in Schedule III of the Canadian Motor Vehicle Safety Regulations (“CMVSR”), which can be found at (http://laws-lois.justice.gc.ca/eng/regulations/C.R.C.,c.1038/section-sched3.html). For sale into the United States, we and our vehicles must meet the applicable parts of the U.S. Code of Federal Regulations (“CFR”) Title 49 — Transportation. This includes providing Manufacture Identification information (49 CFR Part 566), VIN-deciphering information (49 CFR Part 565), and certifying that our vehicles meet or exceeds the applicable sections of the Federal Motor Vehicle Safety Standards (40 CFR Part 571) and Environmental Protection Agency noise emission standards (40 CFR 205). Since the U.S. regulations do not have a specific class for three-wheeled ‘autocycles’, the SOLO and the Super SOLO fall under the definition of a motorcycle pursuant to Sec. 571.3 of 49 CFR Part 571.

We obtained U.S. compliance certification for the SOLO in the first quarter of 2018 at a testing facility in Quebec, Canada. Compliance certification of the SOLO for Canada began in 2018, and we estimate, depending on the weather and results, that it will be complete in mid-2019.

Within the three-wheel vehicle classification in Canada, CMVSR Standard 305 sets out the regulation for prevention of injury to the occupant during and after a crash as related to the vehicle’s batteries. Under this standard, the security and integrity of electric drive system components and their isolation from the occupant are evaluated in the course of a frontal barrier crash test in accordance with Technical Standard Document No. 305. There is no such regulation applicable to the motorcycle category under the U.S. regulations.

Although the SOLO and the Super SOLO fall under the definition of a motorcycle under U.S. regulations, a motorcycle license is not required to drive them in all but Arkansas, New York, Maine and Massachusetts where motorcycle helmets must be worn while operating.

Research and Development

We have allocated substantial resources in developing our first vehicles. We expended $4,430,386 during the fiscal year ended December 31, 2017, $2,778,295 during the fiscal year ended December 31, 2016 and $4,184,587 during the nine months ended September 30, 2018 on research and development costs which include labor and materials.

Employees

As of January 30, 2019, we employed a total of 63 full-time and five part-time people. None of our employees are covered by a collective bargaining agreement.

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The breakdown of full-time employees by main category of activity is as follows:

Activity	Number of Full-Time Employees
Engineering/R&D	39
Sales & Marketing	6
General & Administration	12
Executives	6

Property, Plants and Equipment

Our principal office is located at 102 East 1st Avenue, Vancouver, British Columbia, Canada, V5T 1A4. On July 25, 2015, we, together with Intermeccanica, as tenants entered into a light industrial lease agreement with Cressey (Quebec Street) Development LLP (the “Landlord”) for the premises located at 102 East 1st Avenue, Vancouver, British Columbia. The lease agreement is for a term of five years which commenced on November 1, 2015, with a monthly minimum rent of $3,918.86 plus additional rent, which includes operating costs, property taxes, utilities and a management fee of 4% of the minimum rent for the particular lease year. The leased premises is 7,235 sq. ft. in size and we are not allowed to assign the lease or grant a sublease of the whole or any part of the leased premises without the written consent of the Landlord.

Currently, our development and manufacturing facility is located at 47 Braid Street, New Westminster, British Columbia, Canada, and is capable of producing two to four SOLOs per month. Our existing production facilities are being used to build SOLOs and for the development of the Super SOLO, and they are adequate for production of the low volume required for the Super SOLO. We, together with Intermeccanica, as tenants entered into a lease agreement with Astron Realty Group Inc. for Unit 47, which commenced on August 1, 2016 and expires on July 31, 2020. Unit 47 is approximately 7,270 sq. ft. and the minimum rent per month is $3,938 until July 31, 2017 and $4,089 from August 1, 2017 to July 31, 2020, and we are responsible for all associated lease costs such as strata fees, property taxes, utility fees and other charges associated with the occupancy of such premises.

Intermeccanica Business

In October 2017, we acquired Intermeccanica. In addition to the manufacturing and design experience that the acquisition provided us, we acquired a business of custom car manufacturing. Intermeccanica, throughout its operating history, has built approximately 2,500 vehicles, and in the year ended December 31, 2017, Intermeccanica sold eight vehicles. We intend to continue the legacy business of Intermeccanica, but we do not envision that it will be central to our operations, represent a material portion of our revenue if we develop our business as planned or account for a material portion of our expenses.

Legal Proceedings

We are not involved in, or aware of, any legal or administrative proceedings contemplated or threatened by any governmental authority or any other party that is likely to have a material adverse effect on our business. As of the date of this prospectus, no director, officer or affiliate is a party adverse to us in any legal proceeding or has an adverse interest to us in any legal proceeding.

MARKET FOR OUR SECURITIES

Our common shares have been listed on the Nasdaq Capital Market under the symbol “SOLO” since August 9, 2018. Our common shares were traded previously on the OTC Market Group Inc.’s Venture Market (the “OTCQB”) under the symbol “ECCTF” from September 2017 to August 2018.

The following tables sets forth, for the periods indicated, the high and low trading prices of the common shares as reported on the Nasdaq Capital Market and OTCQB in the periods set out below.

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	OTCQB (U.S. Dollars)				NASDAQ (U.S. Dollars)
Period	High		Low		High		Low
Quarter Ended
September 30, 2017	US$	8.00	US$	1.50
December 31, 2017	US$	15.00	US$	10.00
March 31, 2018	US$	10.70	US$	9.00
June 30, 2018	US$	9.88	US$	4.25
September 30, 2018	US$	6.55	US$	5.51	US$	6.75	US$	2.27
December 31, 2018					US$	7.48	US$	0.95
March 31, 2019 (until February 6, 2019)					US$	1.65	US$	1.05
Last twelve months
February 2018	US$	10.00	US$	9.12
March 2018	US$	10.00	US$	9.00
April 2018	US$	9.88	US$	8.40
May 2018	US$	9.00	US$	6.18
June 2018	US$	8.20	US$	4.25
July 2018	US$	6.55	US$	5.51
August 2018					US$	6.75	US$	2.27
September 2018					US$	3.60	US$	2.37
October 2018					US$	7.48	US$	2.20
November 2018					US$	4.05	US$	1.29
December 2018					US$	3.75	US$	0.95
January 2019					US$	1.65	US$	1.05

NOTICE OF ARTICLES AND ARTICLES OF OUR COMPANY

As discussed above under the heading “Company Information”, our company was incorporated under the laws of the Province of British Columbia, Canada, on February 16, 2015.

Remuneration of Directors

Our directors are entitled to the remuneration, if any, for acting as directors as the directors may from time to time determine. If the directors so decide, the remuneration of the directors will be determined by the shareholders. That remuneration may be in addition to any salary or other remuneration paid to a director in such director’s capacity as an officer or employee of ours.

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Number of Directors

According to Article 11.1 of our Articles, the number of directors, excluding additional directors appointed under Article 12.7 is set at:

(a)	subject to paragraphs (b) and (c), the number of directors that is equal to the number of our first directors;

(b)	if we are a public company, the greater of three and the number most recently elected by ordinary resolution (whether or not previous notice of the resolution was given); and

(c)	if we are not a public company, the number most recently elected by ordinary resolution (whether or not previous notice of the resolution was given).

Directors

Our directors are elected annually at each annual meeting of our company’s shareholders. Our Articles provide that the Board may, between annual meetings, appoint one or more additional directors to serve until the next annual meeting, but the number of additional directors must not at any time exceed:

(a)	one-third of the number of first directors, if, at the time of the appointments, one or more of the first directors have not yet completed their first term of office; or

(b)	in any other case, one-third of the number of the current directors who were elected or appointed as directors at the expiration of the last annual meeting of our company’s shareholders.

Our Articles provide that our directors may from time to time on behalf of our company, without shareholder approval:

•	create one or more classes or series of shares or, if none of the shares of a class or series of shares are allotted or issued, eliminate that class or series of shares;

•	increase, reduce or eliminate the maximum number of shares that we are authorized to issue out of any class or series of shares or establish a maximum number of shares that we are authorized to issue out of any class or series of shares for which no maximum is established;

•	if we are authorized to issue shares of a class of shares with par value;

•	decrease the par value of those shares;

•	if none of the shares of that class of shares are allotted or issued, increase the par value of those shares;

•	subdivide all or any of its unissued or fully paid issued shares with par value into shares of smaller par value; or

•	consolidate all or any of its unissued or fully paid issued shares with par value into share of larger par value;

•	subdivide all or any of its unissued or fully paid issued shares without par value;

•	change all or any of its unissued or fully paid issued shares with par value into shares without par value or all or any of its unissued shares without par value into shares with par value;

•	alter the identifying name of any of its shares;

•	consolidate all or any of its unissued or fully paid issued shares without par value;

•	otherwise alter it shares or authorized share structure when required or permitted to do so by the Business Corporations Act;

•	borrow money in the manner and amount, on the security, from the sources and on the terms and conditions that they consider appropriate;

•	issue bonds, debentures and other debt obligations either outright or as security for any liability or obligation of the Company or any other person, and at any discount or premium and on such terms as they consider appropriate;

•	guarantee the repayment of money by any other person or the performance of any obligation of any other person; or

•	mortgage or charge, whether by way of specific or floating charge, or give other security on the whole or any part of the present and future assets and undertaking of the Company.

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Our Articles also provide that, we may by resolution of the directors authorize an alteration to our Notice of Articles to change our name or adopt or change any translation of that name.

Our Articles provide that the directors may meet together for the conduct of business, adjourn and otherwise regulate their meetings as they think fit, and meetings of the Board held at regular intervals may be held at the place and at the time that the Board may by resolution from time to time determine. Questions arising at any meeting of directors are to be decided by a majority of votes and, in the case of an equality of votes, the chair of the meeting does not have a second or casting vote. A director may participate in a meeting of the directors or of any committee of the directors in person, or by telephone or other communications medium, if all directors participating in the meeting are able to communicate with each other. A director may participate in a meeting of the directors or of any committee of the directors by a communication medium other than telephone if all directors participating in the meeting, whether in person or by telephone or other communications medium, are able to communicate with each other and if all directors who wish to participate in the meeting agree to such participation. A director who participates in a meeting in a manner contemplated by such provisions of our Articles is deemed for all purposes of the Business Corporations Act and our Articles to be present at the meeting and to have agreed to participate in that manner.

Our Articles provide that the quorum necessary for the transaction of the business of the directors may be set by the directors and, if not so set, is a majority of the directors.

Our Articles do not restrict: (i) a director’s power to vote on a proposal, arrangement or contract in which the director is materially interested (although the Business Corporations Act generally requires a director who is materially interested in a material contract or material transaction to disclose his or her interest to the Board, and to abstain from voting on any resolution to approve the contract or transaction, failing which the British Columbia Supreme Court may, on application of our company or any of our shareholders, set aside the material contract or material transaction on any terms that it thinks fit, or require the director to account to us for any profit or gain realized on it, or both); or (ii) our directors’ power, in the absence of an independent quorum, to vote compensation to themselves or any members of their body.

Our Articles do not set out a mandatory retirement age for our directors. Our directors are not required to own securities of our company to serve as directors.

Authorized Capital

Our Notice of Articles provide that our authorized capital consists of an unlimited number of common shares, without par value, and an unlimited number of preferred shares, without par value, which have special rights or restrictions.

Rights, Preferences and Restrictions Attaching to Our Shares

The Business Corporations Act provides the following rights, privileges, restrictions and conditions attaching to our common shares:

•	to vote at meetings of shareholders, except meetings at which only holders of a specified class of shares are entitled to vote;

•	subject to the rights, privileges, restrictions and conditions attaching to any other class of shares of our company, to share equally in the remaining property of our company on liquidation, dissolution or winding-up of our company; and

•	subject to the rights of the preferred shares, the common shares are entitled to receive dividends if, as, and when declared by the Board.

Our preferred shares may include one or more series and, subject to the Business Corporations Act, the directors may, by resolution, if none of the shares of that particular series are issued, alter our Articles and authorize the alteration of our Notice of Articles, as the case may be, to do one or more of the following:

(a)	determine the maximum number of shares of that series that we are authorized to issue, determine that there is no such maximum number, or alter any such determination;

(b)	create an identifying name for the shares of that series, or alter any such identifying name; and

(c)	attach special rights or restrictions to the shares of that series, or alter any such special rights or restrictions.

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The provisions in our Articles attaching to our common shares and our preferred shares may be altered, amended, repealed, suspended or changed by the affirmative vote of the holders of not less than two-thirds of the outstanding common shares and two-thirds of the preferred shares, as applicable.

With the exception of special resolutions (i.e., resolutions in respect of fundamental changes to our company, including the sale of all or substantially all of our assets, a merger or other arrangement or an alteration to our authorized capital that is not allowed by resolution of the directors) that require the approval of holders of two-thirds of the outstanding common shares entitled to vote at a meeting, either in person or by proxy, resolutions to approve matters brought before a meeting of our shareholders require approval by a simple majority of the votes cast by shareholders entitled to vote at a meeting, either in person or by proxy.

Shareholder Meetings

The Business Corporations Act provides that: (i) a general meetings of shareholders must be held in British Columbia, or may be held at a location outside British Columbia since our Articles do not restrict our company from approving a location outside of British Columbia for the holding of the general meeting and the location for the meeting is approved by ordinary resolution, or the location for the meeting is approving in writing by the British Columbia Registrar of Companies before the meeting is held; (ii) directors must call an annual meeting of shareholders not later than 15 months after the last preceding annual meeting; (iii) for the purpose of determining shareholders entitled to receive notice of or vote at meetings of shareholders, the directors may fix in advance a date as the record date for that determination, provided that such date shall not precede by more than two months or by less than 21 days the date on which the meeting is to be held; (iv) the holders of not less than 5% of the issued shares entitled to vote at a meeting may requisition the directors to call a meeting of shareholders for the purposes stated in the requisition; (v) only shareholders entitled to vote at the meeting, our directors and our auditor are entitled to be present at a meeting of shareholders; and (vi) upon the application of a director or shareholder entitled to vote at the meeting, the British Columbia Supreme Court may order a meeting to be called, held and conducted in a manner that the Court directs.

Pursuant to Article 8.20 of our Articles, a shareholder or proxy holder who is entitled to participate in a meeting of shareholders may do so in person, or by telephone or other communications medium, if all shareholders and proxy holders participating in the meeting are able to communicate with each other; provided, however, that nothing in Article 8.20 of our Articles shall obligate us to take any action or provide any facility to permit or facilitate the use of any communications medium at a meeting of shareholders. If one or more shareholders or proxy holders participate in a meeting of shareholders in a matter contemplated by Article 8.20 of our Articles:

(a)	each such shareholder or proxy holder shall be deemed to be present at the meeting; and

(b)	the meeting shall be deemed to be help at the location specified in the notice of the meeting.

Pursuant to our Articles, the quorum for the transaction of business at a meeting of our shareholders is one or more persons, present in person or by proxy.

LIMITATIONS ON RIGHTS OF NON-CANADIANS

Electrameccanica is incorporated pursuant to the laws of the Province of British Columbia, Canada. There is no law or governmental decree or regulation in Canada that restricts the export or import of capital, or affects the remittance of dividends, interest or other payments to a non-resident holder of common shares, other than withholding tax requirements. Any such remittances to United States residents are generally subject to withholding tax, however no such remittances are likely in the foreseeable future. See “Canadian Federal Income Tax Considerations For United States Residents,” below.

There is no limitation imposed by Canadian law or by the charter or other constituent documents of our company on the right of a non-resident to hold or vote common shares of our company. However, the Investment Canada Act (Canada) (the “Investment Act”) has rules regarding certain acquisitions of shares by non-residents, along with other requirements under that legislation.

The following discussion summarizes the principal features of the Investment Act for a non-resident who proposes to acquire common shares of our company. The discussion is general only; it is not a substitute for independent legal advice from an investor’s own advisor; and it does not anticipate statutory or regulatory amendments.

The Investment Act is a federal statute of broad application regulating the establishment and acquisition of Canadian businesses by non-Canadians, including individuals, governments or agencies thereof, corporations, partnerships, trusts or joint ventures (each an “entity”). Investments by non-Canadians to acquire control over existing Canadian businesses or to establish new ones are either reviewable or notifiable under the Investment Act. If an investment by a non-Canadian to acquire control over an existing Canadian business is reviewable under the Investment Act, the Investment Act generally prohibits implementation of the investment unless, after review, the Minister of Industry, is satisfied that the investment is likely to be of net benefit to Canada.

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A non-Canadian would acquire control of our company for the purposes of the Investment Act through the acquisition of common shares if the non-Canadian acquired a majority of the common shares of our company.

Further, the acquisition of less than a majority but one-third or more of the common shares of our company would be presumed to be an acquisition of control of our company unless it could be established that, on the acquisition, our company was not controlled in fact by the acquirer through the ownership of common shares.

For a direct acquisition that would result in an acquisition of control of our company, subject to the exception for “WTO-investors” that are controlled by persons who are resident in World Trade Organization (“WTO”) member nations, a proposed investment would be reviewable where the value of the acquired assets is $5 million or more, or if an order for review was made by the federal cabinet on the grounds that the investment related to Canada’s cultural heritage or national identity, where the value of the acquired assets is less than $5 million.

For a proposed indirect acquisition that by an investor other than a so-called WTO investor that would result in an acquisition of control of our company through the acquisition of a non-Canadian parent entity, the investment would be reviewable where the value of the assets of the entity carrying on the Canadian business, and of all other entities in Canada, the control of which is acquired, directly or indirectly is $50 million or more. The threshold is reduced to $5 million or more for a direct acquisition of control of the company by a non-WTO investor.

In the case of a direct acquisition by or from a “WTO investor”, the threshold is significantly higher. An investment in common shares of our company by a WTO investor would be reviewable only if it was an investment to acquire control of the company and the enterprise value of the assets of the company was equal to or greater than a specified amount, which is published by the Minister after its determination for any particular year. This amount is currently $1 billion (unless the WTO member is party to one of a list of certain free trade agreements, in which case the amount is currently $1.5 billion); beginning January 1, 2019, both thresholds will be adjusted annually by a GDP (Gross Domestic Product) based index.

The higher WTO threshold for direct investments and the exemption for indirect investments do not apply where the relevant Canadian business is carrying on a “cultural business”. The acquisition of a Canadian business that is a “cultural business” is subject to lower review thresholds under the Investment Act because of the perceived sensitivity of the cultural sector.

In 2009, amendments were enacted to the Investment Act concerning investments that may be considered injurious to national security. If the Minister of Industry has reasonable grounds to believe that an investment by a non-Canadian “could be injurious to national security,” the Minister of Industry may send the non-Canadian a notice indicating that an order for review of the investment may be made. The review of an investment on the grounds of national security may occur whether or not an investment is otherwise subject to review on the basis of net benefit to Canada or otherwise subject to notification under the Investment Act. To date, there is neither legislation nor guidelines published, or anticipated to be published, on the meaning of  “injurious to national security.” Discussions with government officials suggest that very few investment proposals will cause a review under these new sections.

Certain transactions, except those to which the national security provisions of the Investment Act may apply, relating to common shares of our company are exempt from the Investment Act, including

(a)	the acquisition of our common shares by a person in the ordinary course of that person’s business as a trader or dealer in securities,

(b)	the acquisition of control of our company in connection with the realization of security granted for a loan or other financial assistance and not for a purpose related to the provisions on the Investment Act, and

(c)	the acquisition of control of our company by reason of an amalgamation, merger, consolidation or corporate reorganization following which the ultimate direct or indirect control in fact of our company, through the ownership of common shares, remained unchanged.

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MATERIAL INCOME TAX INFORMATION

Certain Canadian Federal Income Tax Considerations For United States Residents

The following is a summary of certain Canadian federal income tax considerations generally applicable to the holding and disposition of our securities acquired by a holder who, at all relevant times, (a) for the purposes of the Income Tax Act (Canada) (the “Tax Act”) (i) is not resident, or deemed to be resident, in Canada, (ii) deals at arm’s length with us and underwriters that we have recently used, and is not affiliated with us or the underwriters that we have recently used, (iii) holds our common shares as capital property, (iv) does not use or hold the common shares in the course of carrying on, or otherwise in connection with, a business carried on or deemed to be carried on in Canada and (v) is not a “registered non-resident insurer” or “authorized foreign bank” (each as defined in the Tax Act), or other holder of special status, and (b) for the purposes of the Canada-U.S. Tax Convention (the “Tax Treaty”), is a resident of the United States, has never been a resident of Canada, does not have and has not had, at any time, a permanent establishment or fixed base in Canada, and who otherwise qualifies for the full benefits of the Tax Treaty. Holders who meet all the criteria in clauses (a) and (b) above are referred to herein as “U.S. Holders”, and this summary only addresses such U.S. Holders.

This summary does not deal with special situations, such as the particular circumstances of traders or dealers, tax exempt entities, insurers or financial institutions, or other holders of special status or in special circumstances. Such holders, and all other holders who do not meet the criteria in clauses (a) and (b) above, should consult their own tax advisors.

This summary is based on the current provisions of the Tax Act, the regulations thereunder in force at the date hereof  (“Regulations”), the current provisions of the Tax Treaty, and our understanding of the administrative and assessing practices of the Canada Revenue Agency published in writing prior to the date hereof. This summary takes into account all specific proposals to amend the Tax Act and Regulations publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof  (the “Proposed Amendments”) and assumes that such Proposed Amendments will be enacted in the form proposed. However, such Proposed Amendments might not be enacted in the form proposed, or at all. This summary does not otherwise take into account or anticipate any changes in law or administrative or assessing practices, whether by legislative, governmental or judicial decision or action, nor does it take into account tax laws of any province or territory of Canada or of any other jurisdiction outside Canada, which may differ significantly from those discussed in this summary.

For the purposes of the Tax Act, all amounts relating to the acquisition, holding or disposition of our securities must generally be expressed in Canadian dollars. Amounts denominated in United States currency generally must be converted into Canadian dollars using the rate of exchange that is acceptable to the Canada Revenue Agency.

This summary is of a general nature only and is not intended to be, nor should it be construed to be, legal or tax advice to any particular U.S. Holder, and no representation with respect to the Canadian federal income tax consequences to any particular U.S. Holder or prospective U.S. Holder is made. This summary is not exhaustive of all Canadian federal income tax considerations. Accordingly, all prospective purchasers (including U.S. Holders as defined above) should consult with their own tax advisors for advice with respect to their own particular circumstances.

Withholding Tax on Dividends

Amounts paid or credited or deemed to be paid or credited as, on account or in lieu of payment of, or in satisfaction of, dividends on our common shares to a U.S. Holder will be subject to Canadian withholding tax. Under the Tax Treaty, the rate of Canadian withholding tax on dividends paid or credited by us to a U.S. Holder that beneficially owns such dividends and substantiates eligibility for the benefits of the Tax Treaty is generally 15% (unless the beneficial owner is a company that owns at least 10% of our voting stock at that time, in which case the rate of Canadian withholding tax is generally reduced to 5%)

Dispositions

A U.S. Holder will not be subject to tax under the Tax Act on a capital gain realized on a disposition or deemed disposition of a security, unless the security is “taxable Canadian property” to the U.S. Holder for purposes of the Tax Act and the U.S. Holder is not entitled to relief under the Tax Treaty.

Generally, the common shares will not constitute “taxable Canadian property” to a U.S. Holder at a particular time unless, at any time during the 60 month period immediately preceding the disposition, more than 50% of the fair market value of such security was derived, directly or indirectly, from one or any combination of: (i) real or immoveable property situated in Canada, (ii) “Canadian resource properties” (as defined in the Tax Act), (iii) “timber resource properties” (as defined in the Tax Act), and (iv) options in respect of, or interests in, or for civil law rights in, property described in any of the foregoing whether or not the property exists. Notwithstanding the foregoing, in certain other circumstances set out in the Tax Act, common shares could also be deemed to be “taxable Canadian property”.

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If the common shares become listed on a “designated stock exchange” as defined in the Tax Act and are so listed at the time of disposition, the common shares generally will not constitute “taxable Canadian property” of a U.S. Holder at that time unless, at any time during the 60 month period immediately preceding the disposition, the following two conditions are met: (i) the U.S. Holder, persons with whom the U.S. Holder did not deal at arm’s length, partnerships in which the U.S. Holder or such non-arm’s length person holds a membership interest (either directly or indirectly through one or more partnerships), or the U.S. Holder together with all such persons, owned 25% or more of the issued shares of any class or series of shares of our company; and (ii) more than 50% of the fair market value of the shares of the company was derived directly or indirectly from one or any combination of real or immovable property situated in Canada, Canadian resource properties (as defined in the Tax Act), timber resource properties (as defined in the Tax Act) or options in respect of, or interests in, or for civil law rights in, property described in any of the foregoing whether or not the property exists. Notwithstanding the foregoing, in certain other circumstances set out in the Tax Act, common shares could also be deemed to be “taxable Canadian property”.

U.S. Holders who may hold common shares as “taxable Canadian property” should consult their own tax advisors with respect to the application of Canadian capital gains taxation, any potential relief under the Tax Treaty, and special compliance procedures under the Tax Act, none of which is described in this summary.

Certain Material United States Federal Income Tax Considerations

The following is a general summary of certain material U.S. federal income tax considerations applicable to a U.S. Holder (as defined below) arising from the acquisition, ownership and disposition of our securities. This summary applies only to U.S. Holders that acquire securities pursuant to this prospectus and does not apply to any subsequent U.S. Holder of our common shares.

This summary is for general information purposes only and does not purport to be a complete analysis or listing of all potential U.S. federal income tax considerations that may apply to a U.S. Holder as a result of the acquisition, ownership and disposition of our common shares. In addition, this summary does not take into account the individual facts and circumstances of any particular U.S. Holder that may affect the U.S. federal income tax consequences to such U.S. Holder, including specific tax consequences to a U.S. Holder under an applicable tax treaty. Accordingly, this summary is not intended to be, and should not be construed as, legal or U.S. federal income tax advice with respect to any particular U.S. Holder. In addition, this summary does not address the U.S. federal alternative minimum, net investment income, U.S. federal estate and gift, U.S. Medicare contribution, U.S. state and local, or non-U.S. tax consequences of the acquisition, ownership or disposition of our common shares. Except as specifically set forth below, this summary does not discuss applicable tax reporting requirements. Each U.S. Holder should consult its own tax advisor regarding all U.S. federal, U.S. state and local and non-U.S. tax consequences of the acquisition, ownership and disposition of our common shares.

No opinion from U.S. legal counsel or ruling from the Internal Revenue Service (the “IRS”) has been requested, or will be obtained, regarding the U.S. federal income tax consequences of the acquisition, ownership or disposition of our common shares. This summary is not binding on the IRS, and the IRS is not precluded from taking a position that is different from, or contrary to, any position taken in this summary. In addition, because the authorities upon which this summary is based are subject to various interpretations, the IRS and the U.S. courts could disagree with one or more of the positions taken in this summary.

Scope of This Disclosure

Authorities

This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations (whether final, temporary, or proposed), published rulings of the IRS, published administrative positions of the IRS, the Convention Between Canada and the United States of America with Respect to Taxes on Income and on Capital, signed September 26, 1980, as amended (the “Canada-U.S. Tax Convention”), and U.S. court decisions that are applicable and, in each case, as in effect and available, as of the date hereof. Any of the authorities on which this summary is based could be changed in a material and adverse manner at any time, and any such change could be applied on a retroactive or prospective basis, which could affect the U.S. federal income tax considerations described in this summary. This summary does not discuss the potential effects, whether adverse or beneficial, of any proposed legislation that, if enacted, could be applied on a retroactive or prospective basis.

U.S. Holders

For purposes of this summary, the term “U.S. Holder” means a beneficial owner of our common shares that is for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the U.S.;

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•	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the U.S., any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust that (a) is subject to the primary supervision of a court within the U.S. and the control of one or more U.S. persons for all substantial decisions or (b) has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

Transactions Not Addressed

This summary does not address the tax consequences of transactions effected prior or subsequent to, or concurrently with, any purchase of common shares pursuant to this prospectus (whether or not any such transactions are undertaken in connection with the purchase of common shares pursuant to this prospectus).

U.S. Holders Subject to Special U.S. Federal Income Tax Rules Not Addressed

This summary does not address the U.S. federal income tax considerations of the acquisition, ownership or disposition of our securities by U.S. Holders that are subject to special provisions under the Code, including, but not limited to, the following: (a) tax-exempt organizations, qualified retirement plans, individual retirement accounts, or other tax-deferred accounts; (b) financial institutions, underwriters, insurance companies, real estate investment trusts, or regulated investment companies; (c) broker-dealers, dealers, or traders in securities or currencies that elect to apply a “mark-to-market” accounting method; (d) U.S. Holders that have a “functional currency” other than the U.S. dollar; (e) U.S. Holders that own our securities as part of a straddle, hedging transaction, conversion transaction, constructive sale, or other arrangement involving more than one position; (f) U.S. Holders that acquire our securities in connection with the exercise of employee stock options or otherwise as compensation for services; (g) U.S. Holders that hold our securities other than as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment purposes); and (h) U.S. Holders that own directly, indirectly, or by attribution, 10% or more, by voting power, of our outstanding stock. This summary also does not address the U.S. federal income tax considerations applicable to U.S. Holders who are: (a) U.S. expatriates or former long-term residents of the U.S.; (b) persons that have been, are, or will be a resident or deemed to be a resident in Canada for purposes of the Income Tax Act (Canada); (c) persons that use or hold, will use or hold, or that are or will be deemed to use or hold our securities in connection with carrying on a business in Canada; (d) persons whose securities in our company constitute “taxable Canadian property” under the Income Tax Act (Canada); or (e) persons that have a permanent establishment in Canada for purposes of the Canada-U.S. Tax Convention. U.S. Holders that are subject to special provisions under the Code, including U.S. Holders described immediately above, should consult their own tax advisors regarding all U.S. federal, U.S. state and local, and non-U.S. tax consequences (including the potential application and operation of any income tax treaties) relating to the acquisition, ownership or disposition of our common shares.

If an entity or arrangement that is classified as a partnership (or other “pass-through” entity) for U.S. federal income tax purposes holds our common shares, the U.S. federal income tax consequences to such partnership and the partners (or other owners) of such partnership of the acquisition, ownership or disposition of our common shares generally will depend on the activities of the partnership and the status of such partners (or other owners). This summary does not address the U.S. federal income tax considerations for any such partner or partnership (or other “pass-through” entity or its owners). Owners of entities and arrangements that are classified as partnerships (or other “pass-through” entities) for U.S. federal income tax purposes should consult their own tax advisors regarding the U.S. federal income tax consequences of the acquisition, ownership or disposition of our common shares.

Acquisition of Our Securities

A U.S. Holder generally will not recognize gain or loss upon the acquisition of our securities for cash pursuant to this prospectus. A U.S. Holder’s holding period for such common shares will begin on the day after the acquisition.

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Ownership and Disposition of Our Common Shares

Distributions on Our Common Shares

Subject to the “passive foreign investment company” (“PFIC”) rules discussed below (see “Tax Consequences if the Company is a PFIC”), a U.S. Holder that receives a distribution, including a constructive distribution, with respect to our common shares will be required to include the amount of such distribution in gross income as a dividend (without reduction for any Canadian income tax withheld from such distribution) to the extent of the current or accumulated “earnings and profits” of the Company, as computed for U.S. federal income tax purposes. To the extent that a distribution exceeds the current and accumulated “earnings and profits” of the Company, such distribution will be treated first as a tax-free return of capital to the extent of a U.S. Holder’s tax basis in our common shares and thereafter as gain from the sale or exchange of such common shares (see “Sale or Other Taxable Disposition of Our Common Shares” below). However, the Company may not maintain calculations of earnings and profits in accordance with U.S. federal income tax principles, and each U.S. Holder should therefore assume that any distribution by the Company with respect to our common shares will constitute a dividend. Dividends received on our common shares generally will not be eligible for the “dividends received deduction” available to U.S. corporate shareholders receiving dividends from U.S. corporations. If the Company is eligible for the benefits of the Canada-U.S. Tax Convention or our common shares is readily tradable on an established securities market in the U.S., dividends paid by the Company to non-corporate U.S. Holders generally will be eligible for the preferential tax rates applicable to long-term capital gains, provided certain holding period and other conditions are satisfied, including that the Company not be classified as a PFIC in the tax year of distribution or in the preceding tax year. The dividend rules are complex, and each U.S. Holder should consult its own tax advisor regarding the application of such rules.

Sale or Other Taxable Disposition of Our Common Shares

Subject to the PFIC rules discussed below, upon the sale or other taxable disposition of our common shares, a U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between the amount of cash plus the fair market value of any property received and such U.S. Holder’s tax basis in the common shares sold or otherwise disposed of. Such capital gain or loss will be long-term capital gain or loss if, at the time of the sale or other taxable disposition, the U.S. Holder’s holding period for such security is more than one year. Preferential tax rates apply to long-term capital gains of non-corporate U.S. Holders. There are currently no preferential tax rates for long-term capital gains of a U.S. Holder that is a corporation. Deductions for capital losses are subject to significant limitations under the Code.

PFIC Status of the Company

If the Company is or becomes a PFIC, the preceding sections of this summary may not describe the U.S. federal income tax consequences to U.S. Holders of the ownership and disposition of our common shares. The U.S. federal income tax consequences of owning and disposing of our common shares if the Company is or becomes a PFIC are described below under the heading “Tax Consequences if the Company is a PFIC.”

A non-U.S. corporation is a PFIC for each tax year in which (i) 75% or more of its gross income is passive income (as defined for U.S. federal income tax purposes) (the “income test”) or (ii) on average for such tax year, 50% or more (by value) of its assets either produces or is held for the production of passive income (the “asset test”). For purposes of the PFIC provisions, “gross income” generally includes sales revenues less cost of goods sold, plus income from investments and from incidental or outside operations or sources, and “passive income” generally includes dividends, interest, certain rents and royalties, and certain gains from commodities or securities transactions. In determining whether or not it is a PFIC, a non-U.S. corporation is required to take into account its pro rata portion of the income and assets of each corporation in which it owns, directly or indirectly, at least a 25% interest (by value). If certain conditions are met, a start-up non-U.S. corporation is not a PFIC in the first year that it has gross income, but could be a PFIC in one or more earlier years in which it has no gross income but satisfies the asset test.

Under certain attribution and indirect ownership rules, if the Company is a PFIC, U.S. Holders will generally be deemed to own their proportionate shares of the Company’s direct or indirect equity interest in any company that is also a PFIC (a “Subsidiary PFIC”).

The Company does not know if it currently is a PFIC or was a PFIC in a prior year and, based on current business plans and financial projections, does not know if it will be a PFIC in subsequent tax years. The determination of PFIC status is inherently factual, is subject to a number of uncertainties, and can be determined only annually after the close of the tax year in question. Additionally, the analysis depends, in part, on the application of complex U.S. federal income tax rules, which are subject to differing interpretations. We might be determined to be a PFIC for the current tax year or any prior or future tax year, and no opinion of legal counsel or ruling from the IRS concerning the status of the Company as a PFIC has been obtained or will be requested. U.S. Holders should consult their own U.S. tax advisors regarding the PFIC status of the Company.

Tax Consequences if the Company is a PFIC

If the Company is a PFIC for any tax year during which a U.S. Holder owns our common shares, special rules may increase such U.S. Holder’s U.S. federal income tax liability with respect to the ownership and disposition of such common shares. If the Company meets the income test or the asset test for any tax year during which a U.S. Holder owns our common shares or warrants Company will be treated as a PFIC with respect to such U.S. Holder for that tax year and for all subsequent tax years, regardless of whether the Company meets the income test or the asset test for such subsequent tax years, unless the U.S. Holder elects to recognize any unrealized gain in such common shares or makes a timely and effective QEF Election or, if applicable, Mark-to-Market Election.

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Under the default PFIC rules:

•	any gain realized on the sale or other disposition (including dispositions and certain other events that would not otherwise be treated as taxable events) of our common shares (including an indirect disposition of the stock of any Subsidiary PFIC) and any “excess distribution” (defined as a distribution to the extent it, together with all other distributions received in the relevant tax year, exceeds 125% of the average annual distribution received during the preceding three years) received on our common shares or with respect to the stock of a Subsidiary PFIC will be allocated ratably to each day of such U.S. Holder’s holding period for our common shares;

•	the amount allocated to the current tax year and any year prior to the first year in which the Company was a PFIC will be taxed as ordinary income in the current year;

•	the amount allocated to each of the other tax years (the “Prior PFIC Years”) will be subject to tax at the highest ordinary income tax rate in effect for the applicable class of taxpayer for that year;

•	an interest charge will be imposed with respect to the resulting tax attributable to each Prior PFIC Year, which interest charge is not deductible by non-corporate U.S. Holders; and

•	any loss realized on the disposition of our common shares generally will not be recognized.

A U.S. Holder that makes a timely and effective “mark-to-market” election under Section 1296 of the Code (a “Mark-to-Market Election”) or a timely and effective election to treat the Company and each Subsidiary PFIC as a “qualified electing fund” (a “QEF”) under Section 1295 of the Code (a “QEF Election”) may generally mitigate or avoid the PFIC consequences described above with respect to our common shares.

If a U.S. Holder makes a timely and effective QEF Election, the U.S. Holder must include currently in gross income each year its pro rata share of the Company’s ordinary income and net capital gains, regardless of whether such income and gains are actually distributed. Thus, a U.S. Holder could have a tax liability with respect to such ordinary income or gains without a corresponding receipt of cash from the Company. If the Company is a QEF with respect to a U.S. Holder, the U.S. Holder’s basis in our common shares will be increased to reflect the amount of the taxed but undistributed income. Distributions of income that had previously been taxed will result in a corresponding reduction of basis in our common shares and will not be taxed again as a distribution to a U.S. Holder. Taxable gains on the disposition of our common shares by a U.S. Holder that has made a timely and effective QEF Election are generally capital gains. A U.S. Holder must make a QEF Election for the Company and each Subsidiary PFIC if it wishes to have this treatment. To make a QEF Election, a U.S. Holder will need to have an annual information statement from the Company setting forth the ordinary income and net capital gains for the year. U.S. Holders should be aware that we might not satisfy the recordkeeping requirements that apply to a QEF or supply U.S. Holders with information such U.S. Holders require to report under the QEF rules in the event that the Company is a PFIC for any tax year.

In general, a U.S. Holder must make a QEF Election on or before the due date for filing its income tax return for the first year to which the QEF Election applies. Under applicable Treasury Regulations, a U.S. Holder will be permitted to make retroactive elections in particular circumstances, including if it had a reasonable belief that the Company was not a PFIC and filed a protective election. If a U.S. Holder owns PFIC stock indirectly through another PFIC, separate QEF Elections must be made for the PFIC in which the U.S. Holder is a direct shareholder and the Subsidiary PFIC for the QEF rules to apply to both PFICs. Each U.S. Holder should consult its own tax advisor regarding the availability and desirability of, and procedure for, making a timely and effective QEF Election for the Company and any Subsidiary PFIC.

A Mark-to-Market Election may be made with respect to stock in a PFIC if such stock is “regularly traded” on a “qualified exchange or other market” (within the meaning of the Code and the applicable Treasury Regulations). A class of stock that is traded on one or more qualified exchanges or other markets is considered to be “regularly traded” for any calendar year during which such class of stock is traded in other than de minimis quantities on at least 15 days during each calendar quarter. If our common shares are considered to be “regularly traded” within this meaning, then a U.S. Holder generally will be eligible to make a Mark-to-Market Election with respect to such security but not with respect to a Subsidiary PFIC. Our common shares are listed or posted for trading on a stock quotation system and therefore considered to be “regularly traded” for this purpose.

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When these securities become “regularly traded,” a U.S. Holder that makes a timely and effective Mark-to-Market Election with respect to such securities generally will be required to recognize as ordinary income in each tax year in which the Company is a PFIC an amount equal to the excess, if any, of the fair market value of such stock as of the close of such taxable year over the U.S. Holder’s adjusted tax basis in such stock as of the close of such taxable year. A U.S. Holder’s adjusted tax basis in our securities generally will be increased by the amount of ordinary income recognized with respect to such stock. If the U.S. Holder’s adjusted tax basis in our securities as of the close of a tax year exceeds the fair market value of such stock as of the close of such taxable year, the U.S. Holder generally will recognize an ordinary loss, but only to the extent of net mark-to-market income recognized with respect to such stock for all prior taxable years. A U.S. Holder’s adjusted tax basis in our securities generally will be decreased by the amount of ordinary loss recognized with respect to such stock. Any gain recognized upon a disposition of our common shares generally will be treated as ordinary income, and any loss recognized upon a disposition generally will be treated as ordinary loss to the extent of the net mark-to-market income recognized for all prior taxable years. Any loss recognized in excess thereof will be taxed as a capital loss. Capital losses are subject to significant limitations under the Code. Each U.S. Holder should consult its own tax advisor regarding the availability and desirability of, and procedure for, making a timely and effective Mark-to-Market Election with respect to our common shares.

Foreign Tax Credit

A U.S. Holder that pays (whether directly or through withholding) Canadian income tax in connection with the ownership or disposition of our common shares may be entitled, at the election of such U.S. Holder, to receive either a deduction or a credit for such Canadian income tax paid. Generally, a credit will reduce a U.S. Holder’s U.S. federal income tax liability on a dollar-for-dollar basis, whereas a deduction will reduce a U.S. Holder’s income subject to U.S. federal income tax. This election is made on a year-by-year basis and applies to all creditable foreign taxes paid (whether directly or through withholding) by a U.S. Holder during a year.

Complex limitations apply to the foreign tax credit, including the general limitation that the credit cannot exceed the proportionate share of a U.S. Holder’s U.S. federal income tax liability that such U.S. Holder’s “foreign source” taxable income bears to such U.S. Holder’s worldwide taxable income. In applying this limitation, a U.S. Holder’s various items of income and deduction must be classified, under complex rules, as either “foreign source” or “U.S. source.” Generally, dividends paid by a non-U.S. corporation should be treated as foreign source for this purpose, and gains recognized on the sale of securities of a non-U.S. corporation by a U.S. Holder should be treated as U.S. source for this purpose, except as otherwise provided in an applicable income tax treaty, and if an election is properly made under the Code. However, the amount of a distribution with respect to our common shares that is treated as a “dividend” may be lower for U.S. federal income tax purposes than it is for Canadian federal income tax purposes, resulting in a reduced foreign tax credit allowance to a U.S. Holder. In addition, this limitation is calculated separately with respect to specific categories of income. The foreign tax credit rules are complex, and each U.S. Holder should consult its own U.S. tax advisor regarding the foreign tax credit rules.

Special rules apply to the amount of foreign tax credit that a U.S. Holder may claim on a distribution, including a constructive distribution, from a PFIC. Subject to such special rules, non-U.S. taxes paid with respect to any distribution in respect of stock in a PFIC are generally eligible for the foreign tax credit. The rules relating to distributions by a PFIC and their eligibility for the foreign tax credit are complicated, and a U.S. Holder should consult its own tax advisor regarding their application to the U.S. Holder.

Receipt of Foreign Currency

The amount of any distribution or proceeds paid in Canadian dollars to a U.S. Holder in connection with the ownership, sale or other taxable disposition of our common shares, will be included in the gross income of a U.S. Holder as translated into U.S. dollars calculated by reference to the exchange rate prevailing on the date of actual or constructive receipt of the payment, regardless of whether the Canadian dollars are converted into U.S. dollars at that time. If the Canadian dollars received are not converted into U.S. dollars on the date of receipt, a U.S. Holder will have a basis in the Canadian dollars equal to their U.S. dollar value on the date of receipt. Any U.S. Holder who receives payment in Canadian dollars and engages in a subsequent conversion or other disposition of the Canadian dollars may have a foreign currency exchange gain or loss that would be treated as ordinary income or loss, and generally will be U.S. source income or loss for foreign tax credit purposes. Different rules apply to U.S. Holders who use the accrual method with respect to foreign currency. Each U.S. Holder should consult its own U.S. tax advisor regarding the U.S. federal income tax consequences of receiving, owning, and disposing of Canadian dollars.

Information Reporting; Backup Withholding

Under U.S. federal income tax law, certain categories of U.S. Holders must file information returns with respect to their investment in, or involvement in, a non-U.S. corporation. For example, U.S. return disclosure obligations (and related penalties) are imposed on individuals who are U.S. Holders that hold certain specified foreign financial assets in excess of certain threshold amounts. The definition of  “specified foreign financial assets” includes not only financial accounts maintained in non-U.S. financial institutions, but also, if held for investment and not in an account maintained by certain financial institutions, any stock or security issued by a non-U.S. person, any financial instrument or contract that has an issuer or counterparty other than a U.S. person and any interest in a non-U.S. entity. A U.S. Holder may be subject to these reporting requirements unless such U.S. Holder’s shares of our common shares are held in an account at certain financial institutions. Penalties for failure to file certain of these information returns are substantial. U.S. Holders should consult with their own tax advisors regarding the requirements of filing information returns on IRS Form 8938 for specified foreign financial assets, filing obligations relating to the PFIC rules including possible reporting on IRS Form 8621, and any other applicable reporting requirements.

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Payments made within the U.S. or by a U.S. payor or U.S. middleman of  (a) distributions on our common shares, and (b) proceeds arising from the sale or other taxable disposition of our common shares generally will be subject to information reporting. In addition, backup withholding, currently at a rate of 24%, may apply to such payments if a U.S. Holder (a) fails to furnish such U.S. Holder’s correct U.S. taxpayer identification number (“TIN”) (generally on Form W-9), (b) furnishes an incorrect U.S. TIN, (c) is notified by the IRS that such U.S. Holder has previously failed to properly report items subject to backup withholding, or (d) fails to certify, under penalty of perjury, that such U.S. Holder has furnished its correct U.S. TIN and that the IRS has not notified such U.S. Holder that it is subject to backup withholding. Certain exempt persons generally are excluded from these information reporting and backup withholding rules. Backup withholding is not an additional tax. Any amounts withheld under the U.S. backup withholding rules are allowed as a credit against a U.S. Holder’s U.S. federal income tax liability, if any, or will be refunded, if such U.S. Holder furnishes required information to the IRS in a timely manner. The information reporting and backup withholding rules may apply even if, under the Canada-U.S. Tax Convention, payments are exempt from dividend withholding tax or otherwise eligible for a reduced withholding rate.

The discussion of reporting requirements set forth above is not intended to constitute an exhaustive description of all reporting requirements that may apply to a U.S. Holder. A failure to satisfy certain reporting requirements may result in an extension of the time period during which the IRS can assess a tax, and, under certain circumstances, such an extension may apply to assessments of amounts unrelated to any unsatisfied reporting requirement. Each U.S. Holder should consult its own tax advisor regarding the information reporting and backup withholding rules.

Certain Reporting Requirements

A U.S. Holder that acquires common shares generally will be required to file Form 926 with the IRS if (1) immediately after the acquisition such U.S. Holder, directly or indirectly, owns at least 10% of the common shares, or (2) the amount of cash transferred in exchange for common shares during the 12-month period ending on the date of the acquisition exceeds US$100,000. Significant penalties may apply for failing to satisfy these filing requirements. U.S. Holders are urged to contact their tax advisors regarding these filing requirements.

THE ABOVE SUMMARY IS NOT INTENDED TO CONSTITUTE A COMPLETE ANALYSIS OF ALL U.S. TAX CONSIDERATIONS APPLICABLE TO U.S. HOLDERS WITH RESPECT TO THE ACQUISITION, OWNERSHIP OR DISPOSITION OF OUR COMMON SHARES. U.S. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE TAX CONSIDERATIONS APPLICABLE TO THEM IN THEIR PARTICULAR CIRCUMSTANCES.

PLAN OF DISTRIBUTION

The common stock held by the selling stockholders may be sold or distributed from time to time by the selling stockholders directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed on any stock exchange, market or trading facility on which the shares are traded or in private transactions. The sale of the selling stockholders’ common stock offered by this prospectus may be affected in one or more of the following methods:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	transactions involving cross or block trades;

•	a purchase by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	in privately negotiated transactions;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	“at the market” into an existing market for the common stock;

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•	through the writing of options on the shares;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

In order to comply with the securities laws of certain states, if applicable, the shares of the selling stockholders may be sold only through registered or licensed brokers or dealers. In addition, in certain states, such shares may not be sold unless they have been registered or qualified for sale in the state or an exemption from the registration or qualification requirement is available and complied with.

The selling stockholders may also sell shares of common stock under Rule 144 promulgated under the Securities Act, if available, or any other exemption available under the Securities Act rather than under this prospectus. In addition, the selling stockholders may transfer the shares of common stock by other means not described in this prospectus.

The selling stockholders may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that the selling stockholders will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price. None of the selling stockholders can assure that all or any of the shares offered in this prospectus will be issued to, or sold by, it.

Brokers, dealers or agents participating in the distribution of the shares held by a selling stockholder as agents may receive compensation in the form of commissions, discounts, or concessions from the selling stockholder and/or purchasers of the common stock for whom the broker-dealers may act as agent.  Such selling stockholder may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act.

Each selling stockholder acquired or will acquire the securities offered hereby in the ordinary course of business and has advised us that it has not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares of common stock, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of shares of common stock by such selling stockholder. If we are notified by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of common stock, if required, we will file a supplement to this prospectus.

We may suspend the sale of shares by a selling stockholder pursuant to this prospectus for certain periods of time for certain reasons, including if the prospectus is required to be supplemented or amended to include additional material information.

EXPENSES RELATING TO THIS OFFERING

Set forth below is an itemization of the total expenses, excluding placement discounts and commissions, that we expect to incur in connection with this offering. With the exception of the SEC registration fee, all amounts are estimates.

Securities and Exchange Commission Registration Fee	US$	1,319
Legal Fees and Expenses	US$	30,000
Accounting Fees and Expenses	US$	10,000
Printing and Engraving Expenses	US$	1,000
Miscellaneous Expenses	US$	2,000
Total Expenses	US$	44,319

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INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the documents we file with, or furnish to, it, which means that we can disclose important information to you by referring you to these documents. The information that we incorporate by reference into this prospectus forms a part of this prospectus, and information that we file later with the SEC automatically updates and supersedes any information in this prospectus. We incorporate by reference into this prospectus the documents listed below:

•	our Annual Report on Form 20-F for the fiscal year ended December 31, 2017, including any amendments, initially filed with the SEC on April 19, 2018;

•	our Report on Form 6-K, furnished to the SEC on May 1, 2018, with respect to notice of our annual general meeting;

•	our Report on Form 6-K, furnished to the SEC on May 23, 2018, with respect to certain press releases;

•	our Report on Form 6-K, furnished to the SEC on May 30, 2018, with respect to certain press release;

•	our Report on Form 6-K, furnished to the SEC on June 4, 2018, with respect to our Interim Consolidated Financial Statements for the three months ended March 31, 2018 and 2017, related Management’s Discussion and Analysis, and certain press releases;

•	our Report on Form 6-K, furnished to the SEC on August 9, 2018, with respect to entry into a material definitive agreement and certain press release;

•	our Report on Form 6-K, furnished to the SEC on August 15, 2018, with respect to certain press release;

•	our Report on Form 6-K, furnished to the SEC on August 15, 2018, with respect to our Interim Consolidated Financial Statements for the three and six months ended June 30, 2018 and 2017 and related Management’s Discussion and Analysis;

•	our Report on Form 6-K, furnished to the SEC on September 28, 2018, with respect to certain press releases and roadshow presentations;

•	our Report on Form 6-K, furnished to the SEC on October 11, 2018, with respect to a change in our independent registered public accounting firm; and

•	our Report on Form 6-K, furnished to the SEC on November 16, 2018, with respect to our Interim Consolidated Financial Statements for the three and nine months ended September 30, 2018 and 2017 and related Management’s Discussion and Analysis.

All documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this prospectus and prior to the termination of the offering of the securities offered by this prospectus are incorporated by reference into this prospectus and form part of this prospectus from the date of filing or furnishing of these documents. Any documents that we furnish to the SEC on Form 6-K subsequent to the date of this prospectus will be incorporated by reference into this prospectus only to the extent specifically set forth in the Form 6-K.

Any statement contained in a document that is incorporated by reference into this prospectus will be deemed to be modified or superseded for the purposes of this prospectus to the extent that a statement contained in this prospectus, or in any other subsequently filed document which also is or is deemed to be incorporated by reference into this prospectus, modifies or supersedes that statement. The modifying or superseding statement does not need to state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes.

Upon request, we will provide, without charge, to each person who receives this prospectus, a copy of any or all of the documents incorporated by reference (other than exhibits to the documents that are not specifically incorporated by reference in the documents). Please direct written or oral requests for copies to our Corporate Secretary at 102 East 1st Avenue, Vancouver, British Columbia, Canada, V5T 1A4 or by calling 1-604-428-7656.

ENFORCEABILITY OF CIVIL LIABILITIES

We are organized under the laws of the Business Corporations Act and our executive offices are located outside of the United States in Vancouver, British Columbia. All of our officers, our auditor and all but two of our directors reside outside the United States. In addition, a substantial portion of their assets and our assets are located outside of the United States. As a result, it may be difficult to serve legal process within the United States upon us or any of these persons. It may also be difficult to enforce, both in and outside of the United States, judgments of U.S. courts against us or these persons in any action, including actions based upon the civil liability provisions of U.S. Federal or state securities laws. Furthermore, there is substantial doubt as to the enforceability in Canada against us or against any of our directors, officers and the expert named in this prospectus who are not residents of the United States, in original actions or in actions for enforcement of judgments of U.S. courts, of liabilities based solely upon the civil liability provisions of the U.S. federal securities laws. In addition, shareholders in British Columbia companies may not have standing to initiate a shareholder derivative action in U.S. federal courts.

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MATERIAL CHANGES

On January 15, 2019, we revised or entered into new compensation arrangements with four of our officers or their affiliated entities as set out below:

Jerry Kroll

On January 15, 2019, our Board approved the entering into of a new executive employment agreement with Jerry Kroll (the “Kroll Agreement”), which is dated for reference effective on January 1, 2019 (the “Effective Date”), and which supersedes our company’s prior agreement with Mr. Kroll, dated July 1, 2016, which had been amended in August of 2018.

The Kroll Agreement commenced as of the Effective Date and will continue indefinitely until terminated in accordance with its terms. Pursuant to the terms of the Kroll Agreement, Mr. Kroll will continue to be employed as our CEO and will devote his full business time and best efforts, business judgment, skill and knowledge exclusively to the advancement of the business and interests of the Company. Mr. Kroll will not engage in any other business activity or serve in any industry, trade, professional, governmental or academic position during the term of the Kroll Agreement, except as may be expressly approved in advance by the Board, in writing; provided that Mr. Kroll may make passive personal investments, engage in outside non-competitive business activities, including being a director of non-competitive businesses, or engage in other activities for any charitable or other non-profit institution; and provided, further, that such activities do not conflict with the interests of any member of the Company or otherwise interfere, individually or in the aggregate, with the performance of Mr. Kroll’s duties and responsibilities or the time required for the discharge of those duties and responsibilities.

The Company will pay Mr. Kroll an annual base salary from the Effective Date of $300,000 (the “Base Salary”). The Base Salary is subject to increase based on periodic reviews at the discretion of the Board. Mr. Kroll will be entitled to participate in all other benefits, perquisites, benefit plans or programs of the Company which are available generally to executives of the Company in accordance with the terms of such plans, benefits or programs, including, but not limited to, the following: (a) no less than five weeks paid vacation during each full fiscal year of Mr. Kroll’s employment (pro-rated for any partial year of employment); and (b) group insurance coverage for medical, extended health, dental, life and long term disability as may be made available by the Company to its executive employees from time to time. Mr. Kroll acknowledges that any of the benefits set out above are subject to the formal plan documents or policies and may also be modified or amended at any time by the Board in its sole and absolute discretion.

The Company will use commercially reasonable efforts to maintain an appropriate level of coverage for Mr. Kroll under its current directors’ and officers’ insurance policy and will indemnify Mr. Kroll for all lawful acts (or omissions) undertaken by Mr. Kroll in the role of either director or CEO of the Company to the extent allowed by law.

The Company may grant Mr. Kroll stock options under its Stock Option Plan from time to time in its absolute discretion. Any stock options granted will be in accordance with the following provisions: (a) the stock options will be subject to the terms and conditions of the Company’s Stock Option Plan as may be amended from time to time by the Board in its absolute discretion; (b) the number of shares which may be purchased pursuant to a stock option will be in accordance with the Company’s Stock Option Plan for allocating amounts of stock options to employees as determined by the Board or any Board committee or party to whom that task has been delegated; (c) the terms and conditions attaching to the Stock Option and including, without limitation, the number of shares which may be purchased pursuant to the stock option, its exercise price, its term, its termination provisions and its vesting provisions, will be in the sole discretion of the Board or any Board committee or party to whom that task has been delegated; and (d) stock options will otherwise be subject to the requirements of any stock exchange, securities commission or other similar regulatory body having jurisdiction and rules and policies adopted by the Company’s Compensation Committee.

The Company has the right to and may terminate the Kroll Agreement for Cause (as defined therein) immediately upon written notice to Mr. Kroll. Following any such termination, the Company will have no further obligations to Mr. Kroll under the Kroll Agreement other than the Company’s obligations to: (a) pay Mr. Kroll Base Salary accrued to the date of termination; (b) pay Mr. Kroll any accrued and unused vacation; and (c) reimburse Mr. Kroll for expenses incurred through the termination date that are reimbursable under the Kroll Agreement.

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The Company also has the right to and may terminate the Kroll Agreement at any time, for any reason or for no reason, without Cause, immediately upon notice to Mr. Kroll. Following any such termination the Company will have no further obligations to Mr. Kroll under Kroll Agreement other than the Company’s obligations to: (a) pay Mr. Kroll Base Salary accrued to the date of termination; (b) pay Mr. Kroll Severance Pay (as defined therein); (c) reimburse Mr. Kroll for expenses incurred by Mr. Kroll through the termination date that are reimbursable pursuant under the Kroll Agreement; and (d) pay Mr. Kroll any accrued and unused vacation.

Within 12 months following a Change of Control (as defined in the Kroll Agreement), Mr. Kroll may, in his sole discretion, elect to terminate the Kroll Agreement on written notice to the Company. Following any such termination, the Company will have no further obligations to Mr. Kroll under the Kroll Agreement other than the Company’s obligation to: (a) pay Mr. Kroll Base Salary accrued to the date of termination; (b) pay Mr. Kroll Severance Pay; (c) reimburse Mr. Kroll for expenses incurred by Mr. Kroll through the termination date that are reimbursable under the Kroll Agreement; and (d) pay Mr. Kroll any accrued and unused vacation.

In the event that the Kroll Agreement is terminated by the Company without Cause, or by Mr. Kroll as a result of a Change of Control, Mr. Kroll will be entitled to a “Severance Pay” in an amount equal to 12 months of Base Salary plus one additional month of Base Salary for each full year of employment under the Kroll Agreement to a maximum of 18 months. In addition, all stock options then granted will accelerate and vest as at the date of termination and be exercisable for the greater of 180 days or the greatest time permitted for exercise after any termination of employment as set out in the Company’s then Stock Option Plan. The Company shall pay any such Severance Pay forthwith, but in any event within two weeks of the termination date (subject to earlier payment of some of the Severance Pay in accordance with the requirements of the British Columbia Employment Standards Act). Upon satisfaction of its above obligations, as applicable, the Company shall have no further liability or obligation to Mr. Kroll under the Kroll Agreement and including, without limitation, any liability for any further severance pay for failure to give reasonable notice or for damages in lieu of reasonable notice.

Mr. Kroll may resign at anytime by providing the Company with not less than 90 days’ prior written notice, in which case the Kroll Agreement will terminate and all obligations of each party to the other under the Kroll Agreement will terminate, on the date specified in the notice, other than the Company’s obligations to: (a) pay Mr. Kroll Base Salary accrued to the date of termination; (b) reimburse Mr. Kroll for expenses incurred by Mr. Kroll through the termination date that are reimbursable under the Kroll Agreement; and (c) pay Mr. Kroll any accrued and unused vacation pay. In its discretion, the Company may elect to place Mr. Kroll on leave with pay and benefits during the notice period of termination.

The Kroll Agreement will automatically terminate upon the death or Permanent Disability (as defined therein) of Mr. Kroll and, upon such termination, the Company’s obligations under the Kroll Agreement will immediately terminate other than the Company’s obligations to: (a) pay Mr. Kroll Base Salary accrued to the date of termination; (b) pay Mr. Kroll any accrued and unused vacation pay; and (c) reimburse Mr. Kroll for expenses incurred by Mr. Kroll through the termination date that are reimbursable under the Kroll Agreement. In the event that Mr. Kroll dies or suffers a Permanent Disability, any payments due and owing to Mr. Kroll under the Kroll Agreement 0will enure to the benefit of Mr. Kroll’s heirs and/or estate.

Bal Bhullar

On January 15, 2019, our Board approved the entering into of a new consulting agreement with BKB Management Ltd., a company under the control and direction of Bal Bhullar, our Chief Financial Officer (the “CFO”; and the “Bhullar Agreement”), which is dated for reference effective on January 1, 2019 (the “Effective Date”), and which supersedes our company’s prior offer letter with Ms. Bhullar, dated October 19, 2018.

In accordance with the Bhullar Agreement the Consultant will provide the Company with management services as CFO (the “Services”). All Services will be performed by the Consultant’s principal, Bal Bhullar. The Consultant shall report to and take direction from our CEO and the Board. Under the Bhullar Agreement it is acknowledged that the Consultant may provide its services to other businesses and organizations provided there is no conflict of interest and that the Consultant complies with its obligations under the Bhullar Agreement. The Consultant shall devote as much time as required in the fulfillment of the role as CFO.

The Bhullar Agreement takes effect on the Effective Date and is effective for a period of two years with an option to renew for an additional year by mutual agreement by both parties thereafter.

In consideration of the Services provided under the Bhullar Agreement, the Company will pay the Consultant a monthly fee of $15,000 and a $300 vehicle allowance plus any applicable GST (collectively, the “Fees”) at the end of each month.

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The Company may, at its option, terminate the Bhullar Agreement at any time without notice or cause by advising the Consultant in writing. Following any such termination without cause, the Company will have no further obligation to the Consultant under the Bhullar Agreement other than the Company’s obligations to: (a) pay the Consultant all remaining unpaid Fees due at the time of termination; and (b) reimburse the Consultant for any expenses incurred through to the termination date. The Company may also terminate the Bhullar Agreement at any time without notice and for cause under the following circumstances: (i) the Consultant’s negligent performance of the Services; (ii) the Consultant’s persistent failure to perform the Services; (iii) any breach by the Consultant of any of the obligations set forth in the Bhullar Agreement; or (iv) a continued course of malfeasant or misfeasant actions or omissions by the Consultant, an in each such instance.

The Company may terminate the Bhullar Agreement at any time upon providing the Consultant with only the following: (a) Fees owed to the Consultant up to and including the date of termination and any Bonus (as therein defined) earned prior to the date of termination; a lump sum payment equal to then term of the Bhullar Agreement (the “Notice Period”) of Fees as in effect at the termination of the Consultant’s engagement; (c) the Consultant’s participation in the Company’s benefits programs shall be continued for a period of eight weeks and, thereafter, the Consultant’s benefits, including professional dues, but not including disability insurance coverage or perquisites such as mobile phone, parking, etc., will be continued through the Notice Period to the maximum extent permitted under applicable plan terms. To the extent the Company is unable to extend any such benefits coverage for any portion of such period after reasonable efforts to obtain same, the Company shall pay the Consultant an amount sufficient to purchase comparable coverage for such time; and (d) with a lump sum payment equal to the Bonus it would have earned through the Notice Period based on the Bonus received by the Consultant in the year prior to the termination of the Bhullar Agreement (which, for greater certainty, will be calculated by including the value of any Bonus paid in cash, RSUs or stock options)

The Consultant may terminate the Bhullar Agreement by giving the Company written notice of Good Reason (as therein defined). In the event of a termination for Good Reason, the Consultant shall be entitled to each of the Notice Period entitlements set forth above. The Consultant may voluntarily terminate the Bhullar Agreement at any time by giving the Company two months’ prior notice. The Company may waive such notice in whole or in part without any payment to the Consultant in lieu of the waived period of notice.

If at any time during the term of the Bhullar Agreement there is a Change of Control (as therein defined) and, within 12 months of such Change of Control: (i) there is a material reduction in the CFO’s title or a material reduction in hers duties or responsibilities such that the Consultant gives notice of the Consultant’s intention to terminate the Bhullar Agreement as a result thereof; (ii) there is a material adverse change in the Consultant’s Fees or benefits such that the Consultant gives notice of the Consultant’s intention to terminate the Bhullar Agreement as a result thereof; or (iii) the Consultant’s engagement is terminated by the Company unless such termination is as a result of the Consultant’s material breach of the Bhullar Agreement; the Consultant shall then be entitled to receive from the Company: (a) a cash amount equal to two years of the Consultant’s Fees as in effect at the termination of the Consultant’s engagement; and (b) an additional amount equal to two times the previous year’s annual Bonus (as defined therein, and which, for greater certainty, will be calculated by including the value of any Bonus paid in cash, Restricted Stock Units (“RSU”) or stock options). Notwithstanding the terms of any other plan or agreement, and subject to the Company’s then Stock Option Plan and any RSU Plan, all stock options and RSUs previously granted by the Company to the Consultant which have not vested shall be deemed to vest and all stock options held by the Consultant shall remain exercisable until the earlier of their expiration date or 90 days from the termination date. The Company shall maintain the Consultant’s benefits under the Bhullar Agreement for a period of 12 months.

Henry Reisner

On January 15, 2019, our Board approved the entering into of a new executive employment agreement with Henry Reisner (the “Reisner Agreement”), which is dated for reference effective on January 1, 2019 (the “Effective Date”), and which supersedes our company’s prior agreement with Mr. Reisner, dated July 1, 2016, which had been amended in August of 2018.

The Reisner Agreement commenced as of the Effective Date and will continue indefinitely until terminated in accordance with its terms. Pursuant to the terms of the Reisner Agreement, Mr. Reisner will continue to be employed as our Chief Operating Officer (the “COO”) and President and will devote his full business time and best efforts, business judgment, skill and knowledge exclusively to the advancement of the business and interests of the Company. Mr. Reisner will not engage in any other business activity or serve in any industry, trade, professional, governmental or academic position during the term of the Reisner Agreement, except as may be expressly approved in advance by the Board, in writing; provided that Mr. Reisner may make passive personal investments, engage in outside non-competitive business activities, including being a director of non-competitive businesses, or engage in other activities for any charitable or other non-profit institution; and provided, further, that such activities do not conflict with the interests of any member of the Company or otherwise interfere, individually or in the aggregate, with the performance of Mr. Reisner’s duties and responsibilities or the time required for the discharge of those duties and responsibilities.

The Company will pay Mr. Reisner an annual base salary from the Effective Date of $180,000 (the “Base Salary”). The Base Salary is subject to increase based on periodic reviews at the discretion of the Board. Mr. Reisner will be entitled to participate in all other benefits, perquisites, benefit plans or programs of the Company which are available generally to executives of the Company in accordance with the terms of such plans, benefits or programs, including, but not limited to, the following: (a) no less than five weeks paid vacation during each full fiscal year of Mr. Reisner’s employment (pro-rated for any partial year of employment); and (b) group insurance coverage for medical, extended health, dental, life and long term disability as may be made available by the Company to its executive employees from time to time. Mr. Reisner acknowledges that any of the benefits set out above are subject to the formal plan documents or policies and may also be modified or amended at any time by the Board in its sole and absolute discretion.

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The Company will use commercially reasonable efforts to maintain an appropriate level of coverage for Mr. Reisner under its current directors’ and officers’ insurance policy and will indemnify Mr. Reisner for all lawful acts (or omissions) undertaken by Mr. Reisner in the role of either director, COO or President of the Company to the extent allowed by law.

The Company may grant Mr. Reisner stock options under its Stock Option Plan from time to time in its absolute discretion. Any stock options granted will be in accordance with the following provisions: (a) the stock options will be subject to the terms and conditions of the Company’s Stock Option Plan as may be amended from time to time by the Board in its absolute discretion; (b) the number of shares which may be purchased pursuant to a stock option will be in accordance with the Company’s Stock Option Plan for allocating amounts of stock options to employees as determined by the Board or any Board committee or party to whom that task has been delegated; (c) the terms and conditions attaching to the Stock Option and including, without limitation, the number of shares which may be purchased pursuant to the stock option, its exercise price, its term, its termination provisions and its vesting provisions, will be in the sole discretion of the Board or any Board committee or party to whom that task has been delegated; and (d) stock options will otherwise be subject to the requirements of any stock exchange, securities commission or other similar regulatory body having jurisdiction and rules and policies adopted by the Company’s Compensation Committee.

The Company has the right to and may terminate the Reisner Agreement for Cause (as defined therein) immediately upon written notice to Mr. Reisner. Following any such termination, the Company will have no further obligations to Mr. Reisner under the Reisner Agreement other than the Company’s obligations to: (a) pay Mr. Reisner Base Salary accrued to the date of termination; (b) pay Mr. Reisner any accrued and unused vacation; and (c) reimburse Mr. Reisner for expenses incurred through the termination date that are reimbursable under the Reisner Agreement.

The Company also has the right to and may terminate the Reisner Agreement at any time, for any reason or for no reason, without Cause, immediately upon notice to Mr. Reisner. Following any such termination the Company will have no further obligations to Mr. Reisner under Reisner Agreement other than the Company’s obligations to: (a) pay Mr. Reisner Base Salary accrued to the date of termination; (b) pay Mr. Reisner Severance Pay (as defined therein); (c) reimburse Mr. Reisner for expenses incurred by Mr. Reisner through the termination date that are reimbursable pursuant under the Reisner Agreement; and (d) pay Mr. Reisner any accrued and unused vacation.

Within 12 months following a Change of Control (as defined in the Reisner Agreement), Mr. Reisner may, in his sole discretion, elect to terminate the Reisner Agreement on written notice to the Company. Following any such termination, the Company will have no further obligations to Mr. Reisner under the Reisner Agreement other than the Company’s obligation to: (a) pay Mr. Reisner Base Salary accrued to the date of termination; (b) pay Mr. Reisner Severance Pay; (c) reimburse Mr. Reisner for expenses incurred by Mr. Reisner through the termination date that are reimbursable under the Reisner Agreement; and (d) pay Mr. Reisner any accrued and unused vacation.

In the event that the Reisner Agreement is terminated by the Company without Cause, or by Mr. Reisner as a result of a Change of Control, Mr. Reisner will be entitled to a “Severance Pay” in an amount equal to 12 months of Base Salary plus one additional month of Base Salary for each full year of employment under the Reisner Agreement to a maximum of 18 months. In addition, all stock options then granted will accelerate and vest as at the date of termination and be exercisable for the greater of 180 days or the greatest time permitted for exercise after any termination of employment as set out in the Company’s then Stock Option Plan. The Company shall pay any such Severance Pay forthwith, but in any event within two weeks of the termination date (subject to earlier payment of some of the Severance Pay in accordance with the requirements of the British Columbia Employment Standards Act). Upon satisfaction of its above obligations, as applicable, the Company shall have no further liability or obligation to Mr. Reisner under the Reisner Agreement and including, without limitation, any liability for any further severance pay for failure to give reasonable notice or for damages in lieu of reasonable notice.

Mr. Reisner may resign at anytime by providing the Company with not less than 90 days’ prior written notice, in which case the Reisner Agreement will terminate and all obligations of each party to the other under the Reisner Agreement will terminate, on the date specified in the notice, other than the Company’s obligations to: (a) pay Mr. Reisner Base Salary accrued to the date of termination; (b) reimburse Mr. Reisner for expenses incurred by Mr. Reisner through the termination date that are reimbursable under the Reisner Agreement; and (c) pay Mr. Reisner any accrued and unused vacation pay. In its discretion, the Company may elect to place Mr. Reisner on leave with pay and benefits during the notice period of termination.

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The Reisner Agreement will automatically terminate upon the death or Permanent Disability (as defined therein) of Mr. Reisner and, upon such termination, the Company’s obligations under the Reisner Agreement will immediately terminate other than the Company’s obligations to: (a) pay Mr. Reisner Base Salary accrued to the date of termination; (b) pay Mr. Reisner any accrued and unused vacation pay; and (c) reimburse Mr. Reisner for expenses incurred by Mr. Reisner through the termination date that are reimbursable under the Reisner Agreement. In the event that Mr. Reisner dies or suffers a Permanent Disability, any payments due and owing to Mr. Reisner under the Reisner Agreement 0will enure to the benefit of Mr. Reisner’s heirs and/or estate.

Isaac Moss

On January 15, 2019, our Board approved the entering into of a new independent contractor agreement with Isaac Moss (the “Moss Agreement”), which is dated for reference effective on January 1, 2019 (the “Effective Date”), and which supersedes our company’s prior agreement with Mr. Moss, dated December 1, 2017, which had been amended in August of 2018.

The term of the Moss Agreement commenced on the Effective Date and continues for a period of two years unless terminated as therein provided. The Moss Agreement automatically renews for a further term of one year unless either party provides written notice of intent not to renew 30 days prior to expiration of the Moss Agreement.

Under the Moss Agreement the Company has agreed to pay Mr. Moss an annual fee of $200,000 (the “Fee”), and the Fee is payable in equal monthly instalments by no later than the 30th day of each month.

The Company has the right to and may terminate the Moss Agreement for Cause (as defined therein) immediately upon written notice to Mr. Moss. Following any such termination for Cause, the Company will have no further obligations to Mr. Moss under the Moss Agreement other than to: (a) pay Mr. Moss all unpaid Fees and applicable taxes thereon due to Mr. Moss at time of termination; and (b) reimburse Mr. Moss for any expenses incurred through the termination date.

The Company will have the right to and may terminate the Moss Agreement at any time, for any reason or for no reason without Cause, immediately upon notice to Mr. Moss. Following any such termination of the Moss Agreement without Cause, the Company will have no further obligation to Mr. Moss under the Moss Agreement other than the Company’s obligations to: (a) pay Mr. Moss all remaining unpaid Fees and applicable taxes thereon due to the termination date of the Moss Agreement; and (b) to reimburse Mr. Moss for any expenses incurred through the termination date. In addition, any stock options granted to Mr. Moss will accelerate and vest at the date of termination.

If at any time during the term of the Moss Agreement there is a Change of Control (as defined therein) and, within 12 months of such Change of Control: (i) there is a material reduction in Mr. Moss’s title or a material reduction in his duties or responsibilities such that Mr. Moss gives notice of his intention to terminate the Moss Agreement as a result thereof; (ii) there is a material adverse change in Mr. Moss’s Fees such that Mr. Moss gives notice of his intention to terminate the Moss Agreement as a result thereof; or (iii) Mr. Moss’s engagement is terminated by the Company unless such termination is as a result of Mr. Moss’s material breach of the Moss Agreement; then Mr. Moss will be entitled to receive from the Company: (a) a cash amount equal to two years of the Fees as in effect at the termination of the Moss Agreement; and (b) all stock options previously granted by the Company to Mr. Moss which have not vested shall be deemed to vest and all stock options held by Mr. Moss shall remain exercisable until the earlier of their expiration date or 90 days from the termination date.

LEGAL MATTERS

Ortoli Rosenstadt LLP is acting as counsel to our company regarding U.S. securities law matters. The current address of Ortoli Rosenstadt LLP is 366 Madison Avenue, 3rd Floor, New York, NY 10017. McMillan LLP is acting as our Canadian counsel. The current address of McMillan LLP is Royal Centre, 1055 West Georgia Street, Vancouver, British Columbia, Canada, V6E 4N5.

EXPERTS

The financial statements of Electrameccanica as of December 31, 2017 and December 31, 2016 and for the years respectively then ended incorporated by reference into this prospectus and registration statement have been so included in reliance on the report of Dale Matheson Carr-Hilton Labonte LLP, an independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing. Dale Matheson Carr-Hilton Labonte LLP has offices at Suite 1500, 1140 West Pender Street, Vancouver, British Columbia, Canada, V6E 4G1. Their telephone number is (604) 687-4747.

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INTERESTS OF EXPERTS AND COUNSEL

None of the named experts or legal counsel was employed on a contingent basis, owns an amount of shares in our company which is material to that person, or has a material, direct or indirect economic interest in our company or that depends on the success of the offering.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form F-3 under the Securities Act with respect to the common shares offered hereby. This prospectus does not contain all of the information set forth in the registration statement and the exhibits thereto, to which reference is hereby made. With respect to each contract, agreement or other document filed as an exhibit to the registration statement, reference is made to such exhibit for a more complete description of the matter involved. The registration statement and the exhibits thereto filed by us with the SEC may be inspected at the public reference facility of the SEC listed below.

The registration statement, reports and other information filed or to be filed with the SEC by us can be inspected and copied at the public reference facilities maintained by the SEC at 100 F. Street NW, Washington, D.C. 20549. The SEC maintains a website at www.sec.gov that contains reports, proxy and information statements, and other information regarding registrants that make electronic filings with the SEC using its EDGAR system.

As a foreign private issuer, we are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act.

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ELECTRAMECCANICA VEHICLES CORP.

4,250,000 Common Shares Underlying Warrants

PROSPECTUS

♦ ♦, 2019

Until ♦ ♦, 2019 (the 90th day after the date of this prospectus), all dealers that buy, sell or trade our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to unsold allotments or subscriptions.

No dealer, salesperson or other individual has been authorized to give any information or to make any representations not contained in this prospectus in connection with the offering covered by this prospectus. If given or made, such information or representations must not be relied upon as having been authorized by us. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy the offered securities in any jurisdiction where, or to any person to whom, it is unlawful to make any such offer or solicitation. Neither the delivery of this prospectus nor any offer or sale made hereunder shall, under any circumstances, create an implication that there has not been any change in the facts set forth in this prospectus or in our affairs since the date hereof.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 8: INDEMNIFICATION OF DIRECTORS AND OFFICERS

The corporate laws of British Columbia allow us, and our Articles require us (subject to the provisions of the Business Corporations Act (British Columbia) note below), to indemnify our directors and former directors, and their respective heirs and personal or other legal representatives to the greatest extent permitted by Division 5 of Part 5 of the Business Corporations Act.

According to Business Corporations Act, for the purposes of such an indemnification:

“eligible party”, in relation to the Company, means an individual who:

(a)	is or was a director or officer of the Company; and

(b)	is or was a director or officer of another corporation:

(i)	at a time when the corporation is or was an affiliate of the Company; or

(ii)	at the request of the Company; or

(c)	at the request of the Company, is or was, or holds or held a position equivalent to that of, a director or officer of a partnership, trust, joint venture or other unincorporated entity,

and includes, except in the definition of “eligible proceeding” and certain other cases, the heirs and personal or other legal representatives of that individual;

“eligible penalty” means a judgment, penalty or fine awarded or imposed in, or an amount paid in settlement of, an eligible proceeding;

“eligible proceeding” means a proceeding in which an eligible party or any of the heirs and personal or other legal representatives of the eligible party, by reason of the eligible party being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, the Company or an associated corporation:

(a)	is or may be joined as a party; or

(b)	is or may be liable for or in respect of a judgment, penalty or fine in, or expenses related to, the proceeding;

“expenses” includes costs, charges and expenses, including legal and other fees, but does not include judgments, penalties, fines or amounts paid in settlement of a proceeding; and

“proceeding” includes any legal proceeding or investigative action, whether current, threatened, pending or completed.

In addition, under the Business Corporations Act the Company may pay, as they are incurred in advance of the final disposition of an eligible proceeding, the expenses actually and reasonably incurred by an eligible party in respect of that proceeding, provided that the Company first receives from the eligible party a written undertaking that, if it is ultimately determined that the payment of expenses is prohibited by the restrictions noted below, the eligible party will repay the amounts advanced.

Notwithstanding the provisions of our Articles noted above, the Company must not indemnify an eligible party or pay the expenses of an eligible party, if any of the following circumstances apply:

(a)	if the indemnity or payment is made under an earlier agreement to indemnify or pay expenses and, at the time that the agreement to indemnify or pay expenses was made, the company was prohibited from giving the indemnity or paying the expenses by its memorandum or articles;

(b)	if the indemnity or payment is made otherwise than under an earlier agreement to indemnify or pay expenses and, at the time that the indemnity or payment is made, the company is prohibited from giving the indemnity or paying the expenses by its memorandum or articles;

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(c)	if, in relation to the subject matter of the eligible proceeding, the eligible party did not act honestly and in good faith with a view to the best interests of the company or the associated corporation, as the case may be; and

(d)	in the case of an eligible proceeding other than a civil proceeding, if the eligible party did not have reasonable grounds for believing that the eligible party’s conduct in respect of which the proceeding was brought was lawful.

In addition, if an eligible proceeding is brought against an eligible party by or on behalf of the Company or by or on behalf of an associated corporation, the Company must not do either of the following:

(a)	indemnify the eligible party in respect of the proceeding; or

(b)	pay the expenses of the eligible party in respect of the proceeding.

Notwithstanding any of the foregoing, and whether or not payment of expenses or indemnification has been sought, authorized or declined under the Business Corporations Act or our Articles, on the application of the Company or an eligible party, the British Columbia Supreme Court may do one or more of the following:

(a)	order the Company to indemnify an eligible party against any liability incurred by the eligible party in respect of an eligible proceeding;

(b)	order the Company to pay some or all of the expenses incurred by an eligible party in respect of an eligible proceeding;

(c)	order the enforcement of, or any payment under, an agreement of indemnification entered into by the Company;

(d)	order the Company to pay some or all of the expenses actually and reasonably incurred by any person in obtaining an order under this section;

(e)	make any other order the court considers appropriate.

ITEM 9. EXHIBITS

The following exhibits are filed with this registration statement

3.1	Notice of Articles(1)

3.2	Articles(1)

4.1	Share Certificate – Common Shares(1)

4.2	Form of Warrant Certificate for the November 2018 Private Placement(6)

4.3	Promissory Note issued on October 18, 2017, included as Exhibit B to Exhibit 99.1 to our report of foreign private issuer on Form 6-K as filed with the SEC on October 20, 2017 and incorporated herein by reference

5.1	Opinion of McMillan LLP*

10.1	Executive Employment Agreement between the Company and Jerry Kroll, dated January 1, 2019*

10.2	Consulting Agreement between the Company and BKB Management Ltd., dated January 1, 2019*

10.3	Executive Employment Agreement between the Company and Henry Reisner, dated January 1, 2019*

10.4	Independent Contractor Agreement between the Company and Isaac Moss, dated January 1, 2019*

14.1	Code of Conduct and Ethics(4)

23.1	Consent of Dale Matheson Carr-Hilton Labonte LLP, Chartered Professional Accountants*

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23.3	Consent of McMillan LLP (contained in exhibit 5.1)*

24	Power of attorney (contained on signature page hereto)

99.1	2015 Stock Option Plan(1)

99.2	Audit Committee Charter(4)

99.3	Nominating Committee Charter(4)

99.4	Compensation Committee Charter(4)

99.5	Corporate Governance and Human Resources Committee Charter(4)

99.6	Enterprise Risk Oversight Committee Charter(4)

99.7	Social Media Committee Charter(4)

Notes:

*	Filed herewith.
+	Portions of this exhibit have been omitted pursuant to a request for confidential treatment. Confidential information has been omitted from the exhibit in places marked “****”and has been filed separately with the SEC.
(1)	Filed as an exhibit to our registration statement on Form F-1 as filed with the SEC on October 12, 2016 and incorporated herein by reference.
(2)	Filed as an exhibit to our registration statement on Form F-1 as filed with the SEC on December 20, 2016 and incorporated herein by reference.
(3)	Filed as an exhibit to our report of foreign private issuer on Form 6-K as filed with the SEC on October 20, 2017 and incorporated herein by reference.
(4)	Filed as an exhibit to our annual report on Form 20-F as filed with the SEC on April 19, 2018 and incorporated herein by reference.
(5)	Filed as an exhibit to our registration statement on Form F-1 as filed with the SEC on February 1, 2018 and incorporated herein by reference.
(6)	Filed as an exhibit to our current on Form 6-k as filed with the SEC on November 9, 2018 and incorporated herein by reference.

ITEM 10. UNDERTAKINGS

The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales of securities are being made, a post-effective amendment to this registration statement to:

(i)	Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	Reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	Include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post- effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the Registrant includes in the prospectus, by means of a post- effective amendment, financial statements required pursuant to this paragraph (4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of Regulation S- X if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(5)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described herein, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(6)	Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe it meets all of the requirements for filing on Form F-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Vancouver, Province of British Columbia, Canada on this 5th day of February, 2019.

ELECTRAMECCANICA VEHICLES CORP.
(Registrant)

By:	/s/ Jerry Kroll
Jerry Kroll, Chief Executive Officer
and Director (Principal Executive Officer)

KNOW ALL BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jerry Kroll as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jerry Kroll	Chief Executive Officer (Principal Executive Officer) and Director	February 5, 2019
Jerry Kroll

/s/ Bal Bhullar	Chief Financial Officer and Secretary (Principal Financial Officer and Principal Accounting Officer)	February 5, 2019
Bal Bhullar

/s/ Shaun Greffard	Director	February 5, 2019
Shaun Greffard

/s/ Robert Tarzwell	Director	February 5, 2019
Robert Tarzwell

/s/ Henry Reisner	President and Director	February 5, 2019
Henry Reisner

/s/ Luisa Ingargiola	Director	February 5, 2019
Luisa Ingargiola

/s/ Steven Sanders	Chairman	February 5, 2019
Steven Sanders

/s/ Jack Austin	Director	February 5, 2019
Jack Austin

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SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of Electrameccanica Vehicles Corp., has signed this registration statement or amendment thereto in New York, New York, on February 7, 2019.

Ortoli Rosenstadt LLP

By:

/s/ William S. Rosenstadt
Name: William S. Rosenstadt
Title: Managing Partner

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